   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 12, 1997

                                                      REGISTRATION NO.333-31923


                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                     ----------------------------------


                               AMENDMENT NO. 1

                                      TO


                                  FORM S-3
                           REGISTRATION STATEMENT
                                    UNDER
                         THE SECURITIES ACT OF 1933

                     ----------------------------------

                            INNKEEPERS USA TRUST
           (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


                 MARYLAND                         65-0503831
     (STATE OR OTHER JURISDICTION OF (I.R.S. EMPLOYER IDENTIFICATION NO.) INCORPORATION OR ORGANIZATION)


                          306 ROYAL POINCIANA PLAZA
                          PALM BEACH, FLORIDA 33480
             (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
      INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                              JEFFREY H. FISHER
                            INNKEEPERS USA TRUST
                          306 ROYAL POINCIANA PLAZA
                          PALM BEACH, FLORIDA 33480
                               (561) 835-1800
              (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE
             NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                  COPY TO:

                            DAVID C. WRIGHT, ESQ.
                              HUNTON & WILLIAMS
                               RIVERVIEW TOWER
                        900 S. GAY STREET, SUITE 2000
                         KNOXVILLE, TENNESSEE  37902
                               (423) 549-7700




Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement as determined by market conditions and other factors.



     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

                 SUBJECT TO COMPLETION, DATED AUGUST 12, 1997


PROSPECTUS

THE INFORMATION CONTAINED IN THIS PROSPECTUS IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION AND DECLARED EFFECTIVE. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THAT A FINAL PROSPECTUS IS DELIVERED. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE WHICH OFFER, SOLICITATION OR SALE WOULD BE LAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                                369,816 SHARES
                             INNKEEPERS USA TRUST
                                COMMON SHARES


     This Prospectus relates to the offer and sale from time to time by certain selling shareholders named herein or by pledges, donees, transferees or other successors in interest thereto (the "Selling Shareholders") of up to 369,816 common shares of beneficial interest (the "Redemption Shares"), par value $.01 per share ("Common Shares"), of Innkeepers USA Trust (the "Company"). The selling shareholders currently own 369,816 units of limited partnership interest (the "Redemption Units") of Innkeepers USA Limited Partnership (the "Partnership"). The holders of the Redemption Units may cause the Partnership to redeem the Redemption Units at any time and, in such event, the Company may acquire directly Redemption Units tendered for redemption in exchange for Common Shares, on a one-for-one basis, or cash. The Redemption Shares referred to in this Prospectus are the Common Shares that the Selling Shareholders may acquire upon presentation by the Selling Shareholders of the Redemption Units for redemption. The registration of the Redemption Shares does not necessarily mean that any of the Redemption Shares will be offered or sold by the Selling Shareholders hereunder. See "The Company" and "Plan of Distribution."


     The Common Shares are traded on the New York Stock Exchange under the symbol "KPA." To ensure compliance with certain requirements related to the Company's qualification as a real estate investment trust ("REIT") under the Internal Revenue Code of 1986, as amended, the Company's Declaration of Trust limits the number of Common Shares that may be owned by any single person or affiliated group to 9.8% of the outstanding Common Shares (the "Ownership Limitation") and restricts the transferability of Common Shares if the purported transfer would prevent the Company from qualifying as a REIT. See "Risk Factors--Limitation on Acquisition and Change in Control" and "Description of Shares of Beneficial Interest--Certain Provisions of Maryland Law and of the Company's Declaration of Trust and Bylaws."

SEE "RISK FACTORS" FOR CERTAIN FACTORS RELATING TO AN INVESTMENT IN THE COMMON SHARES.

   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
      AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
        THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
               PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY
                            IS A CRIMINAL OFFENSE.


     The Selling Shareholders from time to time may offer and sell the Redemption Shares directly or through agents or broker-dealers on terms to be determined at the time of sale. To the extent required, the names of any agent or broker-dealer and applicable commissions or discounts and any other required information with respect to any particular offer will be set forth in an accompanying Prospectus Supplement. See "Plan of Distribution." Each of the Selling Shareholders reserves the sole right to accept or reject, in whole or in part, any proposed purchase of the Redemption Shares to be made directly or through agents.




     The Company will not receive any cash proceeds from the sale of the Redemption Shares, but the Partnership has agreed to bear certain expenses of registration of the Redemption Shares under federal and state securities laws.

     The Selling Shareholders and any agents or broker-dealers that participate with the Selling Shareholders in the distribution of Redemption Shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any commissions received by them and any profit on the resale of the Redemption Shares may be deemed to be underwriting commissions or discounts under the Securities Act.



             The date of this Prospectus is __________ __, 1997.

                            AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission") pursuant to the Exchange Act. Such reports, proxy statements and other information filed by the Company may be examined and copied, upon payment of the prescribed fees, at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048 and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained by mail from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates or from the Commission's site on the World Wide Web at http:\\www.sec.gov. The Common Shares are listed on the New York Stock Exchange, and such reports, proxy and informational statements and other information concerning the Company can be inspected and copied at the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     The Company has filed with the Commission, 450 Fifth Street, N.W., Washington D.C. 20549, a Registration Statement on Form S-3 under the Securities Act, and the rules and regulations promulgated thereunder, with respect to the Common Shares offered pursuant to this Prospectus. This Prospectus, which is part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and financial schedules thereto. For further information concerning the Company and the Common Shares offered hereby, reference is made to the Registration Statement and the exhibits and schedules filed therewith, which may be examined without charge at, or copies obtained upon payment of prescribed fees from, the Commission and its regional offices at the locations listed above. Any statements contained in this Prospectus concerning the provisions of any document referred to herein are not necessarily complete, and in each instance reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

               INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


     The following documents filed by the Company with the Commission (File No. 34-0-24568) are incorporated herein by reference:

     (a) The Financial Statements of the DeBoer Hotels included in the Company's Registration Statement on Form S-3 (No. 333-12809) dated September 27, 1996.

     (b)  The Company's Current Reports on Form 8-K filed with the
          Commission on (a) February 21, 1996, (b) May 23, 1996 as amended on Form 8-K on July 17, 1996, (c) November 12, 1996, (d) November 22, 1996, (e) July 18, 1997 and (f) July 25, 1997;

     (c) Financial Statements of the Fisher Initial Hotels included in the Company's Form S-11 Registration Statement (File No. 33-95622);

     (d)  Annual Report on Form 10-K for the year ended December 31, 1996;

     (e)  Quarterly Report on Form 10-Q for the three months ended
          March 31, 1997;

     (f) The description of the Common Shares of the Company included in the Company's Registration Statement on Form 8-A, dated July 25, 1994; and

     (g)  The Company's Proxy Statement for the Annual Meeting of
          Shareholders held on May 8, 1997.


     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the securities made hereby shall be deemed to be incorporated by reference in this Prospectus and made a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other document subsequently filed with the Commission which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated by reference herein (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to Innkeepers USA Trust, 306 Royal Poinciana Plaza, Palm Beach, Florida 33480 , Attention: Secretary, telephone (561) 835-1800.

                              PROSPECTUS SUMMARY


     The following summary is qualified in its entirety by the more detailed information and financial statements and the notes thereto appearing elsewhere in this Prospectus or incorporated by reference herein or therein. Unless the context otherwise indicates, all references herein to (i) the "Company" include Innkeepers USA Trust, its wholly-owned subsidiaries, Innkeepers USA Limited Partnership and its subsidiary partnerships, which are owned 99% by Innkeepers USA Limited Partnership and 1% by Innkeepers USA Trust or its wholly-owned subsidiaries, (ii) the "Partnership" include Innkeepers USA Limited Partnership and its subsidiary partnerships (the "Subsidiary Partnerships") and (iii) the "JF Lessee" includes JF Hotel, Inc. and its sister corporations, which lease hotels from the Company. This Prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act, which involve risks and uncertainties.
The Company's actual results may differ materially from the results discussed in such forward looking statements. Factors that might cause such a difference include those discussed in "Risk Factors" and in the Company's periodic reports filed with the Securities and Exchange Commission.

                                 THE COMPANY

     As of August 12, 1997, the Company owned 47 Hotels containing an aggregate of 5,727 rooms located in 18 states (the "Hotels"). The Hotels include (i) 30 upscale and two mid-priced extended-stay hotels, including 23 Residence Inn hotels, six Summerfield Suites hotels, two Sierra Suites hotels and one Sunrise Suites hotel and (ii) 15 mid-priced limited or full service hotels including 12 Hampton Inn hotels, one Comfort Inn hotel, one Holiday Inn Express hotel and one Sheraton Inn hotel. The Company recently completed an acquisition (the "Summerfield Acquisition") of nine hotels from the Summerfield Hotel Corporation ("Summerfield"), which included six Summerfield Suites hotels, two Sierra Suites hotels and one Sunrise Suites hotel (the "Summerfield Acquisition Hotels"; all Hotels other than the Summerfield Acquisition Hotels are referred to collectively as the "Current Hotels").


     The Company has implemented a strategy of utilizing multiple lessees and hotel management companies for its hotel properties. The Company leases 38 of the Hotels to the JF Lessee and leases the nine Summerfield Acquisition Hotels to an affiliate of Summerfield (the "Summerfield Lessee" and, together with the JF Lessee, the "Lessees") pursuant to percentage leases (the "Percentage Leases") which provided for the payment of rent based on a percentage of room revenues ("Percentage Rent"). The JF Lessee has entered into management contracts (the "Marriott Management Agreements") with Residence Inn by Marriott, Inc., a subsidiary of Marriott International, Inc. ("Marriott") to manage 12 of the Residence Inn Hotels and with TMH, Inc. to manage two of the Residence Inn Hotels. The Summerfield Lessee has entered into agreements (the "Summerfield Management Agreements") with Summerfield Suites Management Company, L.P. ("Summerfield Management") to manage the Summerfield Acquisition Hotels.

                                 RISK FACTORS


     Prospective investors should carefully consider the matters discussed under "Risk Factors" before making an investment decision regarding the Common Shares offered hereby.


                          TAX STATUS OF THE COMPANY

     The Company elected to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with its short taxable year ended December 31, 1994.
As a REIT, the Company generally will not be subject to federal income tax on net income that it distributes to its shareholders. A REIT is subject to a number of organizational and operational requirements, including a requirement that it currently distribute at least 95% of its annual taxable income.
Failure to qualify as a REIT will render the Company subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates, and distributions to the shareholders in any such year will not be deductible by the Company. Even if the Company qualifies for taxation as a REIT, the Company may be subject to certain federal, state and local taxes on its income and property. In connection with the Company's election to be taxed as a REIT, the Company's Declaration of Trust imposes certain restrictions on the transfer of Common Shares. The Company has adopted the calendar year as its taxable year. See "Description of Shares of Beneficial Interest" and "Federal Income Tax Considerations."

                           SECURITIES TO BE OFFERED


     This Prospectus relates to the offer and sale from time to time of 369,816 Redemption Shares by the Selling Shareholders. The Redemption Shares are Common Shares that may be issued to the Selling Shareholders in exchange for Redemption Units. The Company will not receive any proceeds from the sale of any Redemption Shares.

                                 RISK FACTORS


     Prospective investors should carefully consider the following information in conjunction with the other information contained in this Prospectus.





RISK OF RAPID GROWTH; DEPENDENCE ON LESSEES AND THIRD-PARTY MANAGERS

     The Company's ability to grow depends upon the ability of the Lessees and any third-party manager retained by the Lessees, such as Marriott or Summerfield Management, to manage effectively the Hotels, as well as any additional hotels in which the Company invests. The Lessees' or any third-party managers' ability to operate additional hotels under Percentage Leases or management agreements, as applicable, with current staffing levels and office locations, may diminish as the Company acquires additional hotels. Such growth may require the Lessees to hire additional personnel, engage additional third-party managers and operate in new geographic locations. In order to qualify as a REIT, the Company cannot operate the Hotels or participate in decisions affecting the daily operations of the Hotels. The Lessees have limited assets and generally the Lessees must generate sufficient cash flow from the operation of the Hotels, after payment of all operating expenses, to fund the Lessees' rent obligations under the Percentage Leases. There can be no assurance that the Lessees or their third-party managers will effectively operate the Hotels. In the event that the Lessees and their third-party managers fail to effectively operate the Hotels, the Company's internal growth strategy and acquisition strategy would be more difficult to achieve and, therefore, cash available for distribution could be adversely affected. If the Company terminates a Percentage Lease following a default without the consent of the lender, a default could concurrently be triggered under the Company's loan agreements, which could result in a foreclosure of the Hotels securing borrowings under the Company's loan agreements. In addition, a material default under a Percentage Lease could trigger cross-defaults under one or more Percentage Leases, which could have a material adverse effect on cash available for distribution.

ACQUISITION OF HOTELS WITH LIMITED OPERATING HISTORY

     Eight of the Hotels have little operating history, including five of the Summerfield Acquisition Hotels. The Company and the Summerfield Lessee have negotiated the Percentage Rent formulas for these Hotels based on certain assumptions of occupancy and average daily rate ("ADR") for these Hotels on an anticipated stabilized basis. Consequently, the Company will be subject to risks that these Hotels will not achieve anticipated occupancy or ADR levels or may not achieve such levels within anticipated time frames. Room revenues may be less than required to result in the payment of Percentage Rent at levels at a particular hotel that provide the Company with an attractive return on its investment. Base Rent (as hereinafter defined) for the Summerfield Acquisition Hotels reduces under the terms of the Summerfield Percentage Leases beginning in 1999, when the rent becomes more weighted towards Percentage Rent. If the room revenues at that time were less than currently anticipated, the rent payable with respect to these Hotels would be lower than anticipated, which could have a material adverse effect on cash available for distribution.

MULTI-HOTEL ACQUISITION RISKS

     Since the Company's initial public offering ("IPO") in September 1994, the Company has increasingly emphasized and intends to continue to emphasize acquisitions of multiple hotels in a single transaction. Multiple-hotel acquisitions are often more complex, require a larger investment of management's time and may require additional financial and other resources than single-hotel acquisitions. The risk that a multiple-hotel acquisition will not close may be greater than in a single-hotel acquisition. Because due diligence and other costs are generally greater in a multi-hotel acquisition than a single-hotel acquisition, if the Company fails to close such acquisitions, its cash available for distribution will be adversely affected. Another risk associated with multiple-hotel acquisitions is that a seller may require that a group of hotels be purchased as a package, even though one or more of the hotels in the package do not meet the Company's investment criteria. In such cases, the Company may purchase the group of hotels with the intent to re-sell those that do not meet its criteria. In such circumstances, there is no assurance as to whether the Company would or could sell such hotels, the price at which they could be sold or limitations on resale imposed by the seller. In addition to the customary risks attendant to acquiring hotels, such hotels might reduce cash available for distribution if the Company sells them at a loss. In addition, under the Code, a REIT's gain from the sale of a hotel acquired with the intent to re-sell within four years of the date of acquisition potentially could be subject to a 100% tax. See "Federal Income Tax Consideration - Requirements for Qualification - Income Tests."

CONCENTRATION OF INVESTMENTS IN CALIFORNIA

     Nine of the 47 Hotels are located in California. As a result, localized adverse events or conditions, such as economic recessions and natural disasters, could have a significant negative effect on the operations of the combined Hotels, and ultimately cash available for distribution to shareholders of the Company.

CONCENTRATION OF PERCENTAGE LEASE PAYMENTS

     On a pro forma basis, for the year ended December 31, 1996, rent from five of the Hotels (the Residence Inn-Mountain View, California, -San Mateo, California, -Silicon Valley I, California, -Silicon Valley II, California and the Summerfield Suites-Belmont, California) generated approximately 26% of the aggregate rent payments to the Company under the Percentage Leases. Therefore, the Company's cash available for distribution will be affected, to a large degree, by the operating performance of these five Hotels.

INVESTMENT CONCENTRATION IN SINGLE INDUSTRY; EMPHASIS ON UPSCALE EXTENDED-STAY MARKET SEGMENT

     The Company's current growth strategy is to acquire primarily upscale extended-stay hotels. The Company will not seek to invest in assets selected to reduce the risks associated with an investment in that segment of the hotel industry, and, therefore, is subject to risks inherent in concentrating investments in a single industry and in a single market segment within that industry. The upscale extended-stay segment is particularly dependent on corporate training and consultant activity, both of which would be adversely affected by an economic downturn. Therefore, the adverse effect on rent under the Percentage Leases and cash available for distribution to shareholders



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



of the Company resulting from a downturn in the hotel industry or the failure of the upscale extended-stay market segment to continue to grow in accordance with expectations would be more pronounced than if the Company had diversified its investments outside of the hotel industry or in additional hotel market segments.

EMPHASIS ON ACQUIRING HOTELS WITH CERTAIN FRANCHISE AFFILIATIONS

     The Company owns 47 Hotels. Twenty-three of the Hotels operate as Residence Inn hotels and 12 operate as Hampton Inn hotels. The Summerfield Acquisition Hotels include six Summerfield Suites hotels. The Company will be subject to risks inherent in concentrating investments in any franchise brand, in particular the Residence Inn, Summerfield Suites and the Hampton Inn brands, such as a reduction in business following any adverse publicity related to a brand, which could have an adverse effect on the Company's rent under the Percentage Leases and distributions to shareholders. Furthermore, the Summerfield Suites and Sierra Suites brands are relatively new brands with a relatively small number of such hotels currently open (including only three Sierra Suites Hotels) and do not currently have, and may not develop in the future, substantial name recognition or effective reservation systems. If name recognition and effective registration systems are not established, the revenues from such hotels, and therefore, the Summerfield Lessee's obligation to make Percentage Rent payments, particularly at the higher tier, may be adversely affected in which case cash available for distribution would be adversely affected. In addition, dependence upon a lessee, manager or major franchisor such as Summerfield, Marriott or Promus, respectively, may adversely affect the Company's ability to negotiate favorable contractual provisions with such franchisors, lessees or managers.

CONFLICTS OF INTEREST

     Jeffrey H. Fisher is Chairman of the Board and Chief Executive Officer of the Company, Frederic M. Shaw is Executive Vice President and Chief Operating Officer of the Company and Messrs. Fisher and Shaw are the shareholders of the JF Lessee. Rolf E. Ruhfus, who was appointed as a Trustee of the Company effective June 20, 1997, is the Chairman of the Board of Summerfield, an affiliate of which is the general partner of the Summerfield Lessee and Summerfield Management. As a result, there are inherent conflicts of interest in the ongoing lease, acquisition, disposition and operation of the Hotels, and the interests of shareholders may not have been, and in the future may not be, reflected solely in all decisions made or actions taken by officers and Trustees of the Company.

Percentage Leases

     Because Messrs. Fisher and Ruhfus are officers and equity owners of the JF Lessee and the Summerfield Lessee, respectively, as well as trustees of the Company, there is a conflict of interest with respect to the enforcement, termination or extension of the Percentage Leases and the negotiation of the terms of future percentage leases between such Lessees and the Company. The economic interests of Messrs. Fisher and Ruhfus in the Lessees may result in decisions relating to the Company's enforcement of its rights under the Percentage Leases that do not solely reflect the interests of the Company's shareholders.

Possible Competition From Hotels Developed by the Summerfield Hotel Corporation

     Mr. Ruhfus is a Trustee of the Company and an equity owner of the Summerfield Lessee and Summerfield Management, and certain of his affiliates have in the past been, and continue to be, involved in the development of hotels, including extended-stay hotels. Mr. Ruhfus is Chairman of the Board and a principal shareholder of Summerfield, which is the developer and franchisor of Summerfield Suites and Sierra Suites hotels. Hotels developed by Mr. Ruhfus and his affiliates, including Summerfield Suites hotels, Sierra Suites hotels and Sunrise Suites hotels, may compete with the Hotels for guests, and other hotel companies with which Mr. Ruhfus is affiliated may compete with the Company for acquisition opportunities. Accordingly, the interests of the Company, Mr. Ruhfus and Summerfield could differ with respect to the Company's Hotels or proposed acquisitions that are competitive with hotels owned or being considered for acquisition or development by Mr. Ruhfus and his affiliates.

CONFLICTS RELATING TO SALES OF SUMMERFIELD ACQUISITION HOTELS

     Due to the potential adverse tax consequences for certain Summerfield affiliates that may result from the sale of any or all of the Summerfield Acquisition Hotels, the Company has agreed that for a period of up to seven years following the closing of the acquisition of the Summerfield Acquisition Hotels, any taxable sale of a Summerfield Acquisition Hotel will require the consent of the applicable Summerfield affiliates, which may cause the Company to be unable to sell some or all of the Summerfield Acquisition Hotels in circumstances in which it would be advantageous for the Company to do so. If the Company sells a Summerfield Acquisition Hotel without such consent, the Company could be liable for the tax liability on the built-in gain of the Summerfield affiliates.

ADVERSE EFFECT OF SHARES AVAILABLE FOR FUTURE ISSUANCE AND SALE ON MARKET PRICE OF COMMON SHARES

     The Company's Declaration of Trust authorizes the Board of Trustees to issue up to 120,000,000 shares of capital stock, consisting of 100,000,000 Common Shares and 20,000,000 Preferred Shares. The Board of Trustees will be able to issue an aggregate of 59,239,430 unissued and unreserved Common Shares and to classify and issue all 20,000,000 unissued Preferred Shares. The Company's acquisition strategy depends in part on access to additional capital through sales and issuances of equity securities. The market price of the Common Shares may be adversely affected by the availability for future sale and issuance of such unissued and unreserved Common Shares and Preferred Shares.


     In addition, the market price of Common Shares may also be adversely affected by the availability for future sale and issuance of 7,237,463 Common Shares that could be issued upon the redemption of Units and Preferred Units of the Partnership. The Company has effected a shelf registration of 654,906 Common Shares issuable to certain limited partners of the Partnership upon redemption of their Units so as to permit such shares to be freely tradeable. In addition to the Redemption Shares, the Company has also agreed to effect, on or before November 1, 1997 and November 1, 1998, shelf registrations of 211,465, and 4,063,329 Common Shares, respectively, issuable upon redemption of Units and Preferred Units outstanding and issued in connection with the acquisition of various Current Hotels. In connection with the purchase of the Summerfield Acquisition Hotels, certain affiliates of Summerfield received an aggregate of 1,937,947 Units (the "Summerfield Units"). In addition to its obligation to effect a shelf registration of a substantial portion of the Common Shares issuable upon the redemption of the Summerfield Units (the "Summerfield Redemption Shares") on or before June 20, 1998 (and to effect a shelf registration of the remainder of the Summerfield Redemption Shares on or before June 20, 1999), the Company has granted the holders of the Summerfield Units the right to require the Company to effect two underwritten offerings of the Summerfield Redemption Shares upon demand by the holders thereof. The existence of such shelf registration statements and demand registration rights, and the ability of holders of Units to receive Common Shares in exchange for their Units and to thereafter sell such Common Shares, may have an adverse effect on the market price of the Common Shares.


Common Share Price Fluctuations

     A number of factors may adversely influence the price of the Common Shares in public trading markets, many of which are beyond the control of the Company. In particular, an increase in market interests rates will result in higher yields on other financial instruments and may lead purchasers of Common Shares to demand a higher annual distribution rate on the price paid for the Common Shares, which could adversely affect the market price of the Common Shares.

                                 THE COMPANY

     The Company currently owns 47 Hotels containing an aggregate of 5,727 rooms located in 18 states. The Hotels include (i) 30 upscale and two mid-priced extended-stay hotels, including 23 Residence Inn hotels, six Summerfield Suites hotels, two Sierra Suites hotels and one Sunrise Suites hotel and (ii) 15-mid-priced limited or full service hotels including 12 Hampton Inn hotels, one Comfort Inn hotel, one Holiday Inn Express hotel and one Sheraton Inn hotel. The Company recently completed the Summerfield Acquisition, which included six Summerfield Suite hotels, two Sierra Suites hotels and one Sunrise Suites hotel.

     The Company's executive offices are located at 306 Royal Poinciana Way, Palm Beach, Florida 33480, and its telephone number is (561) 835-1800. The Company also maintains a website at www.innkeepersusa.com.

                               THE PARTNERSHIP


     A wholly-owned subsidiary of the Company controls the Partnership, a Virginia limited partnership, as the sole general partner of the Partnership (the "General Partner") and currently holds an approximately 76% interest in the Partnership. Subject to certain holding periods, each Unit may be tendered by the holder to the Partnership for redemption. Pursuant to the Partnership Agreement, the Company may elect to acquire directly Units tendered for redemption in exchange for either one Common Share or cash equal to the fair market value thereof at the time of such redemption. The Redemption Shares will be issued if and to the extent that the Company acquires the Redemption Units for Common Shares. The Company presently anticipates that it will elect to issue Common Shares in connection with each redemption of Redemption Units rather than cash. With each acquisition of outstanding Units, the Company's percentage ownership interest in the Partnership, which is based on the number of Units owned by the Company in relation to all outstanding Units, will increase. In addition, whenever the Company issues Common Shares for cash, the Company, through the General Partner, will contribute any net proceeds therefrom to the Partnership, and the Partnership will issue additional Units to the General Partner.


     The General Partner has the full, complete and exclusive power under the Partnership Agreement to manage and control the business of the Partnership. The Board of Trustees of the Company manages the affairs of the Company by directing the affairs of the Partnership through the Company's ownership of the General Partner. The Partnership will continue until December 31, 2050, or until sooner dissolved upon (i) the bankruptcy, dissolution or withdrawal of the General Partner (unless the Limited Partners elect to continue the Partnership), (ii) the sale or other disposition of all or substantially all of the assets of the Partnership, (iii) the redemption of all limited partnership interests in the Partnership (other than those held by the General Partner, if any), or (iv) the election of the General Partner. The General Partner's current interest in the Partnership entitles the Company to share in cash distributions from, and in the profits and losses of, the Partnership (including payments under the Percentage Leases) and entitles the Company to vote on all matters requiring a vote of the partners.

                                 THE LESSEES

     For the Company to qualify as a REIT, the Company cannot operate hotels. The Company, therefore, leases the Current Hotels to the JF Lessee and leases the Summerfield Acquisition Hotels to the Summerfield Lessee. The JF Lessee operates 24 of the Current Hotels third parties (including Marriott) operate 14 of the Current Hotels and Summerfield Management operates the nine Summerfield Acquisition Hotels.

     During the term of each Percentage Lease, the applicable Lessee is obligated to pay to the Company (i) the greater of the fixed obligation of the Lessee to pay a certain sum in annual rent under the Percentage Lease regardless of the level of room revenue achieved ("Base Rent") or Percentage Rent and (ii) certain other amounts, including interest accrued on any late payments or charges (the "Additional Charges"). Percentage Rent is based on specified percentages of room revenues for each of the Hotels in excess of certain levels ("Revenue Break Points"). Generally, both the Base Rent and the Revenue Break Points above which a higher percentage of room revenues is paid as Percentage Rent are adjusted annually at the beginning of each calendar year based upon the change in the CPI during the prior calendar year.

     JF Lessee

     Mr. Fisher is the majority shareholder and Mr. Shaw is the other shareholder of the JF Lessee. The JF Lessee leases all of the Current Hotels and operates 24 of such Hotels. The JF Lessee has agreed not to operate any hotels other than those owned by the Company.

     Summerfield Lessee

     The Summerfield Lessee is a newly formed affiliate of Summerfield, which leases the nine Summerfield Acquisition Hotels. Mr. Ruhfus, a trustee of the Company, is an officer and principal equity owner of the Summerfield Lessee and Summerfield Management. The Summerfield Lessee has agreed not to engage in any business other than leasing hotels owned by the Company.

                       SHARES AVAILABLE FOR FUTURE SALE


     As of August 12, 1997, the Company had outstanding (or reserved for issuance upon redemption of Units) 31,822,817 Common Shares. All of the up to 369,816 Redemption Shares that may be offered and sold from time to time by the Selling Shareholders will be tradeable without restriction under the Securities Act upon registration pursuant to the Registration Statement of which this Prospectus is a part.

     Pursuant to the Partnership Agreement and the terms of various agreements with holders of Units (the "Redemption Agreements"), the holders of Units, (other than the Company) who are limited partners of the Partnership have rights which enable them to cause the Company to redeem their Units and Preferred Units in exchange for cash (or, at the election of the Company, Common Shares on a one-for-one basis) ("Redemption Rights"). The Company has filed a registration statement with the Commission for the purpose of registering the sale of 654,906 Common Shares issuable upon redemption of Units issued in connection with the IPO (the "Original Units"). The Company has also agreed to effect, as soon as practicable after the respective dates on which Units become eligible for redemption, one or more registration statements with the Commission for the purpose of registering the sale of Common Shares issuable upon redemption as set forth in "Risk Factors -- Adverse Effect of Shares Available for Future Issuance and Sale or Market Price of Common Shares." Upon effectiveness of such registration statements, those persons who receive Common Shares upon redemption of the applicable Units may sell such shares in the secondary market without being subject to the volume limitations or other requirements of Rule 144. The Company will bear expenses incident to its registration requirements, except that such expenses shall not include any underwriting discounts or commissions, Securities and Exchange Commission or state securities registration fees, transfer taxes or certain other fees or taxes relating to such shares. Registration rights may be granted to future sellers of hotels to the Company who elect to receive, in lieu of cash, Common Shares, Units, or securities convertible into Common Shares. In addition to the Redemption Units, Redemption Rights may be exercised with respect to 211,645 Units at any time after November 1, 1997. 4,063,329 Units are redeemable at any time after November 1, 1998. After June 20, 1998, 1,572,860 of the Summerfield Units and after June 20, 1999, 365,086 of the Summerfield Units are eligible for redemption.


     Common Shares issued to holders of Units upon exercise of the Redemption Rights will be "restricted" securities under the meaning of Rule 144 promulgated under the Securities Act ("Rule 144") and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including exemptions contained in Rule 144. As described below, the Company has granted certain holders registration rights with respect to Common Shares issued in redemption of Units.

     In general, under Rule 144 as currently in effect, if one year has elapsed since the later of the date of acquisition of restricted shares from the Company or any "Affiliate" of the Company, as that term is defined under the Securities Act, the acquiror or subsequent holder thereof is entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the then outstanding Common Shares or the average weekly trading volume of the Common Shares during the four calendar weeks preceding the date on which notice of the sale is filed with the Securities and Exchange Commission. Sales under Rule 144 also are subject to certain manner of sale provisions, notice requirements and the availability of current public information about the Company. If two years have elapsed since the date of acquisition of restricted shares from the Company or from any Affiliate of the Company, and the acquiror or subsequent holder thereof is deemed not to have been an Affiliate of the Company at any time during the three months preceding a sale, such person would be entitled to sell such shares in the public market under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements.



     No prediction can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the market price prevailing from time to time. Sales of substantial amounts of Common Shares, or the perception that such sales could occur, may affect adversely prevailing market prices of the Common

Shares. See "Risk Factors - Adverse Effect of Shares Available for Future Issuance and Sale on Market Price of Common Shares" and "Partnership Agreement
- Transferability of Interests."

                 DESCRIPTION OF SHARES OF BENEFICIAL INTEREST


     The Declaration of Trust of the Company provides that the Company may issue up to 100,000,000 Common Shares, and 20,000,000 Preferred Shares. At August 12, 1997, there were approximately 31,822,817 Common Shares outstanding and no Preferred Shares outstanding.


     As a Maryland real estate investment trust, the Company is subject to various provisions of the Maryland General Corporation Law (the "MGCL") and Title 8, as amended from time to time, of the Corporations and Associations Article of the Annotated Code of Maryland (the "Maryland REIT Law"). Both the Maryland REIT Law and the Company's Declaration of Trust provide that no shareholder of the Company will be personally liable for any obligation of the Company solely as a result of his status as a shareholder of the Company. The Company's Bylaws further provide that the Company shall indemnify each shareholder against any claim or liability to which the shareholder may become subject by reason of his being or having been a shareholder or former shareholder and that the Company shall pay or reimburse each shareholder or former shareholder for all legal and other expenses reasonably incurred by him in connection with any such claim or liability. In addition, it is the Company's policy to include a clause in its contracts which provides that shareholders assume no personal liability for obligations entered into on behalf of the Company. However, with respect to tort claims, contractual claims where shareholder liability is not so negated, claims for taxes and certain statutory liability, the shareholders may, in some jurisdictions, be personally liable to the extent that such claims are not satisfied by the Company. Inasmuch as the Company carries public liability insurance which it considers adequate, any risk of personal liability to shareholders is limited to situations in which the Company's assets plus its insurance coverage would be insufficient to satisfy the claims against the Company and its shareholders.

     The following information with respect to the Common Shares and Preferred Shares is subject to the detailed provisions of the Company's Amended and Restated Declaration of Trust (the "Declaration of Trust" and Bylaws (the "Bylaws"). These statements do not purport to be complete or to give full effect to the provisions of statutory or common law, and are subject to and are qualified in their entirety by reference to, the terms of the Declaration of Trust and Bylaws, which are filed as exhibits to the Registration Statement.

COMMON SHARES

     All Common Shares offered hereby will be duly authorized, fully paid and nonassessable. Subject to the preferential rights of any other shares or series of shares of beneficial interest and to the provisions of the Company's Declaration of Trust regarding Shares-in-Trust (as defined below), holders of Common Shares are entitled to receive dividends if, as and when authorized and declared by the Board of Trustees of the Company out of assets legally available therefor and to share ratably in the assets of the Company legally available for distribution to its shareholders in the event of its liquidation, dissolution or winding-up after payment of, or adequate provision for, all known debts and liabilities of the Company. The Company has paid and intends to pay quarterly dividends to its shareholders.

     Each outstanding Common Share entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of trustees, and, except as otherwise required by law or except as provided with respect to any other class or series of shares of beneficial interest, the holders of such Common Shares possess the exclusive voting power. There is no cumulative voting in the election of trustees, which means that the holders of a majority of the outstanding Common Shares can elect all of the trustees then standing for election and the holders of the remaining shares of beneficial interest, if any, will not be able to elect any trustees.

     Holders of Common Shares have no conversion, sinking fund, redemption rights or any preemptive rights to subscribe for any securities of the Company.

     Common Shares have equal dividend, distribution, liquidation and other rights, and have no preference, exchange or, except as expressly required by the Maryland REIT Law, appraisal rights.

     Pursuant to the Maryland REIT Law, a real estate investment trust generally cannot dissolve, amend its declaration of trust or merge, unless approved by the affirmative vote of shareholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all the votes entitled to be cast on the matter) is set forth in the real estate investment trust's declaration of trust. The Company's Declaration of Trust provides for approval by a majority of all the votes entitled to be cast on the matter in all situations permitting or requiring action by the shareholders except with respect to: (a) the disqualification of the Company as a real estate investment trust or revocation of its election to be taxed as a real estate investment trust (which requires the affirmative vote of two-thirds of the number of Common Shares entitled to vote on such matter at a meeting of the shareholders of the Company); (b) the election of trustees (which requires a plurality of all the votes cast at a meeting of shareholders of the Company at which a quorum is present); (c) the removal of trustees (which requires the affirmative vote of the holders of two-thirds of the outstanding voting shares of the Company); (d) the amendment or repeal of the provision in the Declaration of Trust requiring that at least a majority of the Trustees be "independent," as defined therein (the "Independent Trustees") (which requires the affirmative vote of two-thirds of the outstanding shares entitled to vote on the matter); (e) the amendment of the Declaration of Trust by shareholders (which requires the affirmative vote of a majority of votes entitled to be cast on the matter, except under certain circumstances specified in the Declaration of Trust which require the affirmative vote of two-thirds of all the votes entitled to be cast on the matter); and (f) the termination of the Company (which requires the affirmative vote of two-thirds of all the votes entitled to be cast on the matter). A declaration of trust may permit the trustees by a two-thirds vote to amend the declaration of trust from time to time to qualify as a real estate investment trust under the Internal Revenue Code of 1986, as amended (the "Code"), or the Maryland REIT Law without the affirmative vote or written consent of the shareholders. The Company's Declaration of Trust permits such action by the Board of Trustees.

PREFERRED SHARES

     Preferred Shares may be issued from time to time, in one or more series, as authorized by the Board of Trustees. Prior to issuance of shares of each series, the Board is required by the Maryland REIT Law and the Company's Declaration of Trust to set for each such series, subject to the provisions of the Company's Declaration of Trust regarding Shares-in-Trust, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each series. The Board could authorize the issuance of Preferred Shares with terms and conditions that could have the effect of delaying, deferring or preventing a takeover or other transaction which holders of some, or a majority, of the Common Shares might believe to be in their best interests or in which holders of some, or a majority, of the Common Shares might receive a premium for their Common Shares over the then market price of such Common Shares.

          RESTRICTIONS ON TRANSFER OF SHARES OF BENEFICIAL INTEREST

     For the Company to qualify as a REIT under the Code, shares of beneficial interest in the Company must be held by a minimum of 100 persons for at least 335 days in each taxable year subsequent to 1994 or during a proportionate part of a shorter taxable year. In addition, at all times during the second half of each taxable year subsequent to 1994, no more than 50% in value of the shares of beneficial interest of the Company may be owned, directly or indirectly and by applying certain constructive ownership rules, by five or fewer individuals (the "5/50 Rule"). Because the Board of Trustees believes it is essential for the Company to continue to qualify as a REIT, the Declaration of Trust restricts the acquisition of Common and Preferred Shares (the "Ownership Limitation").

     The Ownership Limitation provides that, subject to certain exceptions specified in the Declaration of Trust, no shareholder may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8% of the outstanding Common Shares or more than 9.8% of any other class of outstanding shares of beneficial interest. Generally, the shares of beneficial interest owned by related or affiliated owners will be aggregated for purposes of the Ownership Limitation. The Board of Trustees has increased the Ownership Limitation in the case of a specific mutual fund investment family.

     If any shareholder purports to transfer shares to a person and the transfer, if effective, would result in (i) a person owning shares, directly or constructively, in excess of the Ownership Limitation or (ii) the Company failing to qualify as a REIT, the purported transfer shall be void ab initio, the intended transferee of such shares will be deemed never to have had an interest in such shares, and such shares will be designated "Shares-in-Trust." Furthermore, the Company shall be deemed to have been offered Shares-in-Trust for purchase at the lesser of the market price (as defined in the Declaration of Trust) on the date the Company accepts the offer and the price per share in the transaction that created such Shares-in-Trust (or, in the case of a gift, devise, or non-transfer event (as defined in the Declaration of Trust), the market price on the date of such gift, devise, or non-transfer event). Therefore, the recordholder of shares of beneficial interest in excess of the Ownership Limitation will experience a financial loss when such shares are redeemed, if the market price falls between the date of purchase and the date of redemption.

     "Market Price" on any date shall mean the average of the Closing Price (as defined below) for the five consecutive Trading Days (as defined below) ending on such date. The "Closing Price" on any date shall mean the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported to the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange or, if the Common or Preferred Shares are not listed or admitted to trading on the New York Stock Exchange, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Common or Preferred Shares are listed or admitted to trading or, if the Common or Preferred Shares are not listed or admitted to trading on any national securities exchange, the last quoted price, or if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal other automated quotations system that may then be in use or, if the Common or Preferred Shares are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Common or Preferred Shares selected by the Board of Trustees. "Trading Day" shall mean a day on which the principal national securities exchange on which the Common or Preferred Shares are listed or admitted to trading is open for the transaction of business or, if the Common or Preferred Shares are not listed or admitted to trading on any national securities exchange, shall mean any day other than a Saturday, a Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

     Any person who acquires or attempts to acquire Common Shares or Preferred Shares in violation of the foregoing restrictions, or any person who owned Common Shares or Preferred Shares that were transferred to a share trust, will be required (i) to give immediately written notice to the Company of such event and (ii) to provide to the Company such other information the Company may request in order to determine the effect, if any, of such transfer on the Company's status as a REIT.

     All persons who own, directly or indirectly, more than 5% (or such lower percentages as required pursuant to the regulations under the Code) of the outstanding Common Shares and Preferred Shares must, within 30 days after January 1 of each year, provide to the Company a written statement or affidavit stating the name and address of such direct or indirect owner, the number of Common Shares and Preferred Shares owned directly or indirectly, and a description of how such shares are held. In addition, each direct or indirect shareholder shall provide to the Company such additional information as the Company may request in order to determine the effect, if any, of such ownership on the Company's status as a REIT and to ensure compliance with the Ownership Limitation.

     The Ownership Limitation generally will not apply to the acquisition of Common Shares or Preferred Shares by an underwriter that participates in a public offering of such shares. In addition, the Board of Trustees, upon receipt of a ruling from the Service or an opinion of counsel and upon such other conditions as the Board of Trustees may direct, may exempt a person from the Ownership Limitation under certain circumstances. The Board of Trustees has increased the Ownership Limitation in the case of a specific mutual fund investment family. The foregoing restrictions will continue to apply until (i) the Board of Trustees determines that it is no longer in the best interests of the Company to attempt to qualify, or to continue to qualify, as a real estate investment trust and (ii) there is an affirmative vote of two-thirds of the number of Common Shares and Preferred Shares entitled to vote on such matter at a regular or special meeting of the shareholders of the Company.

     All certificates representing Common Shares or Preferred Shares will bear a legend referring to the restrictions described above.

           CERTAIN PROVISIONS OF MARYLAND LAW AND OF THE COMPANY'S
                       DECLARATION OF TRUST AND BYLAWS

     The following summary of certain provisions of Maryland law and the Declaration of Trust and Bylaws of the Company is subject to and qualified in its entirety by reference to the Declaration of Trust and Bylaws of the Company.

     Classification of the Board of Trustees

     The Bylaws provide that the number of trustees of the Company may be established by the Board of Trustees but may not be fewer than three nor more than nine. There are currently seven Trustees on the Board of Trustees. The Trustees may increase or decrease the number of Trustees by a vote of at least 80% of the members of the Board of Trustees, provided that the number of Trustees shall never be less than the number required by Maryland law and that the tenure of office of a Trustee shall not be affected by any decrease in the number of Trustees. Any vacancy will be filled, including a vacancy created by an increase in the number of Trustees, by a majority of the remaining Trustees, except that a vacancy resulting from an increase in the number of Trustees must be filled by a majority of the entire Board of Trustees.

     Pursuant to the Declaration of Trust, the Board of Trustees is divided into three classes of trustees. Upon the expiration of their terms, Trustees of each class are chosen for three-year terms and each year one class of trustees will be elected by the shareholders. The Company believes that classification of the Board of Trustees will help to assure the continuity and stability of the Company's business strategies and policies as determined by the Board of Trustees. Holders of Common Shares will have no right to cumulative voting in the election of Trustees. Consequently, at each annual meeting of shareholders, the holders of a majority of the Common Shares are able to elect all of the successors of the class of trustees whose terms expire at that meeting.

     The classified board provision could have the effect of making the replacement of incumbent trustees more time consuming and difficult. At least two annual meetings of shareholders, instead of one, will generally be required to effect a change in a majority of the Board of Trustees. Thus, the classified board provision could increase the likelihood that incumbent Trustees will retain their positions. The staggered terms of Trustees may delay, defer or prevent a tender offer, an attempt to change control of the Company or other transaction that might otherwise involve a premium price for holders of Common Shares and even though a tender offer, change of control or other transaction might be in the best interest of the shareholders.

     Removal of Trustees

     The Declaration of Trust provides that a Trustee may be removed with or without cause only by the affirmative vote of at least two-thirds of the votes entitled to be cast in the election of Trustees. This provision, when coupled with the provision in the Bylaws authorizing the Board of Trustees to fill vacant trusteeships, precludes shareholders from removing incumbent Trustees except upon the existence of cause for removal and a substantial affirmative vote, and filling the vacancies created by such removal with their own nominees.

     Business Combinations

     Under the MGCL, as applicable to Maryland real estate investment trusts, certain "business combinations" (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland real estate investment trust and any person who beneficially owns ten percent or more of the voting power of the trust's shares or an affiliate of the trust who, at any time within the two-year period prior to the date in question, was the beneficial owner of ten percent or more of the voting power of the then-outstanding voting shares of beneficiary interest of the trust (an "Interested Shareholder") or an affiliate thereof prohibited for five years after the most recent date on which the Interested Shareholder becomes an Interested Shareholder. Thereafter, any such business combination must be recommended by the board of trustees of such trust and approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by holders of outstanding voting share of beneficial interest of the trust and (b) two-thirds of the votes entitled to be cast by holders of voting shares of the trust other than shares held by the Interested Shareholder with whom (or with whose affiliate) the business combination is to be effected, unless, among other conditions, the trust's common shareholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Shareholder for its shares. These provisions of Maryland law do not apply, however, to business combinations that are approved or exempted by the board of trustees of the trust prior to the time that the Interested Shareholder becomes an Interested Shareholder.

     Control Share Acquisition

     The MGCL, as applicable to Maryland real estate investment trusts, provides that "control shares" of a Maryland real estate investment trust acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of beneficial interest owned by the acquiror, by officers or by trustees who are employees of the trust. "Control Shares" are voting shares of beneficial interest which, if aggregated with all other such shares of beneficial interest previously acquired by the acquiror, or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing trustees within one of the following ranges of voting power: (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority or more of all voting power. Control Shares do not include shares the acquiring person is entitled to vote as result of having previously obtained shareholder approval. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions.

     A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the board of trustees of the trust to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the trust may itself present the question at any shareholders meeting.

     If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the trust may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of shareholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a shareholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other shareholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

     The control share acquisition statute does not apply (a) to shares acquired in a merger, consolidation or share exchange if the trust is a party to the transaction or (b) to acquisitions approved or exempted by the declaration of trust or bylaws of the trust.

     The Bylaws of the Company contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of the Company's Common or Preferred Shares. There can be no assurance that such provision will not be amended or eliminated at any time in the future.

     Amendment

     The Declaration of Trust may be amended by the affirmative vote of the holders of at least a majority of all of the votes entitled to be cast on the matter; provided, that certain provisions of the Declaration of Trust regarding
(i) disqualification of the company as a real estate investment trust, (ii) Independent Trustees or the removal of Trustees, (iii) the restrictions on transfer of the Common Shares and the Preferred Shares, (iv) amendments to the Declaration of Trust, (v) the Debt Limitation (as defined in "-Operations" below) and (vi) the termination of the Company may not be amended, altered, changed or) repealed without the approval of two-thirds of all of the votes entitled to be cast on the matter. The Company's Bylaws may be amended or altered exclusively by the Board of Trustees or a committee thereof, except for provision of the Bylaws relating to the sale of a certain Hotel and transactions involving the Company in which an advisor, Trustee or officer has an interest, which may be altered or repealed upon the vote of shareholders holding at least two-thirds of the shares of the Company entitled to vote generally in the election of Trustees.

     Operations

     The Company is generally prohibited from engaging in certain activities, including incurring consolidated indebtedness, in the aggregate, in excess of the limit set forth in the Company's Declaration of Trust that limits consolidated indebtedness to 50% of the Company's investment in Hotels, at cost, after giving effect to the Company's use of proceeds from any indebtedness (the "Debt Limitation") and acquiring or holding property or engaging in any activity that would cause the Company to fail to qualify as a REIT.

     Dissolution of the Company

     Pursuant to the Company's Declaration of Trust, the dissolution of the Company must be approved by the affirmative vote of two-thirds of all of the votes entitled to be cast on the matter.

     Advance Notice of Trustees' Nominations and New Business

     The Bylaws of the Company provide that (a) with respect to an annual meeting of shareholders, nominations of persons for election to the Board of Trustees and the proposal of business to be considered by shareholders may be made only (i) pursuant to the Company's notice of the meeting, (ii) by the Board of Trustees or (iii) by a shareholder who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in the Bylaws and (b) with respect to special meetings of Shareholders, only the business specified in the Company's notice of meeting may be brought before the meeting of shareholders and nominations of persons for election to the Board of Trustees may be made only (i) pursuant to the Company's notice of the meeting,
(ii) by the Board of Trustees or (iii) provided that the Board of Trustees has determined that Trustees shall be elected at such meeting, by a shareholder who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in the Bylaws.

     Anti-Takeover Effect of Certain Provisions of Maryland Law and the Declaration of Trust and Bylaws

     The business combination provisions and, if the applicable provision in the Bylaws is rescinded, the control share acquisition provisions of the MGCL, the provisions of the Declaration of Trust on classification of the Board of Trustees and removal of Trustees and the advance notice provisions of the Bylaws could delay, defer or prevent a transaction or a change in control of the Company that might involve a premium price for holders of Common Shares or otherwise be in their best interest.

     Maryland Asset Requirements

     To maintain its qualification as a Maryland real estate investment trust, the Maryland REIT Law requires 75% of the value of the Company's assets to be real estate assets, government securities, cash and cash items, including receivables. The Maryland REIT Law also prohibits the Company from using or applying land for farming, agricultural, horticultural or similar purposes.

LIMITATION OF LIABILITY AND INDEMNIFICATION

     The Maryland REIT Law permits a Maryland real estate investment trust to include in its declaration of trust a provision limiting the liability of its trustees and officers to the trust and its shareholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The Declaration of Trust of the Company contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.

     The Declaration of Trust of the Company obligates the Company, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former shareholder, Trustee, or officer or (b) any individual who, while a Trustee of the Company and at the request of the Company, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a trustee, director, officer, partner, employee or agent of such a corporation, partnership, joint venture, trust, employee benefit plan or other enterprise from or against any claim or liability to which such person may become subject or which such person may incur by reason of such service. The Bylaws of the Company obligate it, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former Trustee or officer who is made a party to the proceeding by reason of his service in that capacity, (b) any individual who, while a shareholder, Trustee or officer of the Company and at the request of the Company, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a trustee, director, officer or partner of such corporation, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his service in that capacity and (c) each shareholder or former shareholder for any claim or liability to which he may become subject by reason of such status.
The Declaration of Trust and Bylaws also permit the Company to indemnify and advance expenses to any person who served a predecessor of the Company in any of the capacities described above and to any employee or agent of the Company or a predecessor of the Company. The Bylaws require the Company to indemnify any present or former shareholder, trustee or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity.

     The Maryland REIT Law permits a Maryland real estate investment trust to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as permitted by the MGCL for directors and officers of Maryland corporations. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation. In accordance with the MGCL, the Bylaws of the Company require it, as a condition to advancing expenses, to obtain (a) a written affirmation by the director of officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the Company as authorized by the Bylaws and (b) a written statement by or on his behalf to repay the amount paid or reimbursed by the Company if it shall ultimately be determined that the standard of conduct was not met.

OTHER MATTERS

     The Common Shares trade on the New York Stock Exchange under the symbol "KPA."

     The transfer agent and registrar for the Company's Common Shares is Harris Trust and Savings Bank, Chicago, Illinois.

                      FEDERAL INCOME TAX CONSIDERATIONS

     The following summary of material federal income tax considerations that may be relevant to a prospective holder of the Common Shares is based on current law, is for general information only, and is not tax advice. The discussion contained herein does not address all aspects of taxation that may be relevant to particular shareholders in light of their personal investment or tax circumstances, or to certain types of shareholders (including insurance companies, tax-exempt organizations, financial institutions or broker-dealers, foreign corporations, and persons who are not citizens or residents of the United States) subject to special treatment under the federal income tax laws.

     The statements in this discussion are based on current provisions of the Code, existing, temporary, and currently proposed Treasury Regulations promulgated under the Code, the legislative history of the Code, existing administrative rulings and practices of the Service, and judicial decisions. No assurance can be given that future legislative, judicial, or administrative actions or decisions, which may be retroactive in effect, will not affect the accuracy of any statements in this Prospectus with respect to the transactions entered into or contemplated prior to the effective date of such changes.

     EACH LIMITED PARTNER SHOULD CONSULT HIS OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OF THE REDEMPTION AND OWNERSHIP OF HIS UNITS, THE OWNERSHIP AND SALE OF THE COMMON SHARES AND OF THE COMPANY'S ELECTION TO BE TAXED AS A REIT, INCLUDING THE STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES OF SUCH REDEMPTION, OWNERSHIP, SALE, AND ELECTION, AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

TAXATION OF THE COMPANY

     The Company elected to be taxed as a REIT under sections 856 through 860 of the Code, effective for its short taxable year ended December 31, 1994. The Company believes that, commencing with such taxable year, it has been organized and has operated in such a manner as to qualify for taxation as a REIT under the Code, and the Company intends to continue to operate in such a manner, but no assurance can be given that the Company will operate in a manner so as to qualify or remain qualified as a REIT.

     The sections of the Code relating to qualification and operation as a REIT are highly technical and complex. The following discussion sets forth the material aspects of the Code sections that govern the federal income tax treatment of a REIT and its shareholders. The discussion is qualified in its entirety by the applicable Code provisions, Treasury Regulations promulgated thereunder, and administrative and judicial interpretations thereof, all of which are subject to change prospectively or retrospectively.

     If the Company qualifies for taxation as a REIT, it generally will not be subject to federal corporate income tax on its net income that is distributed currently to its shareholders. That treatment substantially eliminates the "double taxation" (i.e., taxation at both the corporate and shareholder levels) that generally results from an investment in a corporation. However, the Company will be subject to federal income tax in the following circumstances. First, the Company will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains. Second, under certain circumstances, the Company may be subject to the "alternative minimum tax" on its undistributed items of tax preference. Third, if the Company has (i) net income from the sale or other disposition of "foreclosure property" that is held primarily for sale to customers in the ordinary course of business or (ii) other nonqualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on such income. Fourth, if the Company has net income from prohibited transactions (which are, in general, certain sales or other dispositions of property (other than foreclosure property) held primarily for sale to customers in the ordinary course of business), such income will be subject to a 100% tax. Fifth, if the Company should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), and has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on the net income attributable to the greater of the amount by which the Company fails the 75% or 95% gross income test. Sixth, if the Company should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, the Company would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Seventh, if the Company acquires any asset from a C corporation (i.e., a corporation generally subject to full corporate-level tax) in a transaction in which the basis of the asset in the Company's hands is determined by reference to the basis of the asset (or any other asset) in the hands of the C corporation and the Company recognizes gain on the disposition of such asset during the 10-year period beginning on the date on which such asset was acquired by the Company, then to the extent of such asset's "built-in gain" (i.e., the excess of the fair market value of such asset at the time of acquisition by the Company over the adjusted basis in such asset at such time), such gain will be subject to tax at the highest regular corporate rate applicable (as provided in Treasury Regulations that have not yet been promulgated). The results described above with respect to the recognition of "built-in gain" assume that the Company would make an election pursuant to IRS Notice 88-19 if it were to make any such acquisition.

REQUIREMENTS FOR QUALIFICATION

     The Code defines a REIT as a corporation, trust or association (i) that is managed by one or more trustees or directors; (ii) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest; (iii) that would be taxable as a domestic corporation, but for sections 856 through 860 of the Code; (iv) that is neither a financial institution nor an insurance company subject to certain provisions of the Code;
(v) the beneficial ownership of which is held by 100 or more persons; (vi) not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of each taxable year (the "5/50 Rule");
(vii) that makes an election to be a REIT (or has made such election for a previous taxable year) and satisfies all relevant filing and other administrative requirements established by the Service that must be met in order to elect and to maintain REIT status; (viii) that uses a calendar year for federal income tax purposes and complies with the recordkeeping requirements of the Code and Treasury Regulations promulgated thereunder; and
(ix) that meets certain other tests, described below, regarding the nature of its income and assets. The Code provides that conditions (i) to (iv), inclusive, must be met during the entire taxable year and that condition (v) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (v) and (vi) will not apply until after the first taxable year for which an election is made by the Company to be taxed as a REIT. The Company believes that it has issued sufficient Common Shares with sufficient diversity of ownership to allow it to satisfy requirements (v) and (vi). In addition, the Company's Declaration of Trust provides for restrictions regarding transfer of the Common Shares that are intended to assist the Company in continuing to satisfy the share ownership requirements described in (v) and (vi) above. Such transfer restrictions are described in "Description of Shares of Beneficial Interest -- Certain Provisions of Maryland Law and of the Company's Declaration of Trust and Bylaws -- Restrictions on Transfer."

     For purposes of determining share ownership under the 5/50 Rule, a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes generally is considered an individual. A trust that is a qualified trust under Code section 401(a), however, generally is not considered an individual and the beneficiaries of such trust are treated as holding shares of a REIT in proportion to their actuarial interests in such trust for purposes of the 5/50 Rule.

     The Company currently has twelve corporate subsidiaries and may have additional corporate subsidiaries in the future. Code section 856(i) provides that a corporation that is a "qualified REIT subsidiary" shall not be treated as a separate corporation, and all assets, liabilities, and items of income, deduction, and credit of a "qualified REIT subsidiary" shall be treated as assets, liabilities, and items of income, deduction, and credit of the REIT. A "qualified REIT subsidiary" is a corporation, all of the capital stock of which has been held by the REIT at all times during the period that such corporation was in existence. Thus, in applying the requirements described herein, any "qualified REIT subsidiaries" acquired or formed by the Company will be ignored, and all assets, liabilities, and items of income, deduction, and credit of such subsidiaries will be treated as assets, liabilities and items of income, deduction, and credit of the Company. The Company's current subsidiaries are "qualified REIT subsidiaries."

     In the case of a REIT that is a partner in a partnership, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the gross income of the partnership attributable to such share. In addition, the assets and gross income of the partnership will retain the same character in the hands of the REIT for purposes of section 856 of the Code, including satisfying the gross income and asset tests described below. Thus, the Company's proportionate share of the assets, liabilities, and items of income of the Partnership and its subsidiary partnerships (the "Subsidiary Partnerships") will be treated as assets and gross income of the Company for purposes of applying the requirements described herein.

     A REIT cannot qualify as such if, at the close of any REIT taxable year, it has earnings and profits accumulated in non-REIT taxable years or in non-REIT taxable years of a predecessor corporation. As both the Company and the corporation that was merged into the Company immediately prior to the closing of the Initial Offering (i) validly elected for all taxable years since their organization to be taxed as pass-through entities under subchapter S of the Code and (ii) have not succeeded to any earnings and profits accumulated during a non-REIT taxable year, they did not have any earnings and profits immediately prior to the commencement of the Company's first REIT taxable year, and, therefore, the Company will not have any earnings and profits from non-REIT taxable years.

     Income Tests

     In order for the Company to maintain its qualification as a REIT, there are three requirements relating to the Company's gross income that must be satisfied annually. First, at least 75% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must consist of defined types of income derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or temporary investment income. Second, at least 95% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property or temporary investments, and from dividends, other types of interest, and gain from the sale or disposition of stock or securities, or from any combination of the foregoing. Third, not more than 30% of the Company's gross income (including gross income from prohibited transactions) for each taxable year may be gain from the sale or other disposition of (i) stock or securities held for less than one year, (ii) dealer property that is not foreclosure property, and (iii) certain real property held for less than four years (apart from involuntary conversions and sales of foreclosure property). The specific application of these tests to the Company is discussed below.

     Rents received by the Company will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, the Code provides that rents received from a tenant will not qualify as "rents from real property" in satisfying the gross income tests if the Company, or an owner of 10% or more of the Company, actually or constructively owns 10% or more of such tenant (a "Related Party Tenant"). Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property."
Finally, for rents received to qualify as "rents from real property," the Company generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an "independent contractor" who is adequately compensated and from whom the Company derives no revenue. The "independent contractor" requirement, however, does not apply to the extent the services provided by the Company are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant."

     Pursuant to the Percentage Leases, the Lessee leases from the Partnership and the Subsidiary Partnerships the land, buildings, improvements, furnishings, and equipment comprising the Hotels for periods ranging from ten to thirteen years. The Percentage Leases provide that the Lessee is obligated to pay to the Partnership or the applicable Subsidiary Partnership (i) the greater of a fixed rent (the "Base Rent") or a percentage rent (the "Percentage Rent") (collectively, the "Rents") and (ii) certain other amounts, including interest accrued on any late payments or charges (the "Additional Charges"). The Percentage Rent is calculated by multiplying fixed percentages by the gross room revenues for each of the Hotels. The Base Rent accrues and is required to be paid monthly and the Percentage Rent (if any) accrues and is required to be paid either monthly or quarterly, depending on the hotel.

     In order for the Base Rent, the Percentage Rent, and the Additional Charges to constitute "rents from real property," the Percentage Leases must be respected as true leases for federal income tax purposes and not treated as service contracts, joint ventures or some other type of arrangement. The determination of whether the Percentage Leases are true leases depends on an analysis of all the surrounding facts and circumstances. In making such a determination, courts have considered a variety of factors, including the following: (i) the intent of the parties, (ii) the form of the agreement,
(iii) the degree of control over the property that is retained by the property owner (e.g., whether the lessee has substantial control over the operation of the property or whether the lessee was required simply to use its best efforts to perform its obligations under the agreement), and (iv) the extent to which the property owner retains the risk of loss with respect to the property (e.g., whether the lessee bears the risk of increases in operating expenses or the risk of damage to the property).

     In addition, Code section 7701(e) provides that a contract that purports to be a service contract (or a partnership agreement) is treated instead as a lease of property if the contract is properly treated as such, taking into account all relevant factors, including whether or not: (i) the service recipient is in physical possession of the property, (ii) the service recipient controls the property, (iii) the service recipient has a significant economic or possessory interest in the property (e.g., the property's use is likely to be dedicated to the service recipient for a substantial portion of the useful life of the property, the recipient shares the risk that the property will decline in value, the recipient shares in any appreciation in the value of the property, the recipient shares in savings in the property's operating costs, or the recipient bears the risk of damage to or loss of the property), (iv) the service provider does not bear any risk of substantially diminished receipts or substantially increased expenditures if there is nonperformance under the contract, (v) the service provider does not use the property concurrently to provide significant services to entities unrelated to the service recipient, and (vi) the total contract price does not substantially exceed the rental value of the property for the contract period. Since the determination of whether a service contract should be treated as a lease is inherently factual, the presence or absence of any single factor may not be dispositive in every case.

     If the Percentage Leases are recharacterized as service contracts or partnership agreements, rather than true leases, part or all of the payments that the Partnership or the Subsidiary Partnerships receives from the Lessee may not be considered rent or may not otherwise satisfy the various requirements for qualification as "rents from real property." In that case, the Company likely would not be able to satisfy either the 75% or 95% gross income tests and, as a result, would lose its REIT status.

     Based on the following facts, the Company believes that the Percentage Leases will be treated as true leases for federal income tax purposes: (i) the Partnership or Subsidiary Partnership, as applicable, and the Lessee intend for their relationship to be that of a lessor and lessee and such relationship is documented by lease agreements, (ii) the Lessee has the right to the exclusive possession, use, and quiet enjoyment of the Hotels during the term of the Percentage Leases, (iii) the Lessee bears the cost of, and is responsible for, day-to-day maintenance and repair of the Hotels, other than the cost of certain capital improvements, and dictates how the Hotels are operated, maintained, and improved, (iv) the Lessee bears all of the costs and expenses of operating the Hotels (including the cost of any inventory used in their operation) during the term of the Percentage Leases (other than real estate and personal property taxes, ground lease rent (where applicable), property and casualty insurance premiums, the cost of certain furniture, fixtures, and equipment, and certain capital expenditures), (v) the Lessee benefits from any savings in the costs of operating the Hotels during the term of the Percentage Leases, (vi) in the event of damage to or destruction of a Hotel, the Lessee is at economic risk because it are obligated either (A) to restore the property to its prior condition, in which event it will bear all costs of such restoration in excess of any insurance proceeds, or (B) to purchase the Hotel for an amount generally equal to the fair market value of the property, less any insurance proceeds,
(vii) the Lessee has indemnified the Partnership and Subsidiary Partnerships against all liabilities imposed on the Partnership or Subsidiary Partnerships during the term of the Percentage Leases by reason of (A) injury to persons or damage to property occurring at the Hotels, (B) the Lessee's use, management, maintenance or repair of the Hotels, (C) any environmental liability caused by acts or grossly negligent failures to act of the Lessee, (D) taxes and assessments in respect of the Hotels that are the obligations of the Lessee, or
(E) any breach of the Percentage

Leases or of any sublease of a Hotel by the Lessee, (viii) the Lessee is obligated to pay substantial fixed rent for the period of use of the Hotels,
(ix) the Lessee stands to incur substantial losses (or reap substantial gains) depending on how successfully it operates the Hotels, (x) the Partnership and Subsidiary Partnerships cannot use the Hotels concurrently to provide significant services to entities unrelated to the Lessee, and (xi) the total contract price under the Percentage Leases does not substantially exceed the rental value of the Hotels for the term of the Percentage Leases.

     Investors should be aware that there are no controlling Treasury Regulations, published rulings, or judicial decisions involving leases with terms substantially the same as the Percentage Leases that discuss whether such leases constitute true leases for federal income tax purposes. If the Percentage Leases are characterized as service contracts or partnership agreements, rather than as true leases, part or all of the payments that the Partnership and Subsidiary Partnerships receive from the Lessee may not be considered rent or may not otherwise satisfy the various requirements for qualification as "rents from real property." In that case, the Company likely would not be able to satisfy either the 75% or 95% gross income test and, as a result, would lose its REIT status.

     In order for the Rents to constitute "rents from real property," several other requirements also must be satisfied. One requirement is that the Rents attributable to personal property, leased in connection with the lease of the real property comprising a Hotel, must not be greater than 15% of the Rents received under the Percentage Lease. The Rents attributable to the personal property in a Hotel is the amount that bears the same ratio to total rent for the taxable year as the average of the adjusted bases of the personal property in the Hotel at the beginning and at the end of the taxable year bears to the average of the aggregate adjusted bases of both the real and personal property comprising the Hotel at the beginning and at the end of such taxable year (the "Adjusted Basis Ratio"). With respect to one recently-acquired Hotel, the average adjusted basis of the personal property contained in the Hotel is greater than 15% of the average adjusted bases of both the real and personal property comprising such Hotel. As a consequence, the portion of the Rents received with respect to that Hotel that are attributable to personal property do not qualify as rents from real property. The amount of disqualified income under the Percentage Lease for that Hotel, however, will not prevent the Company from qualifying as a REIT or subject it to any federal income taxation. With respect to each other Hotel that the Partnership has acquired or will acquire partially or wholly in exchange for Units, the initial adjusted basis of the personal property in such Hotel was less than 15% of the initial adjusted bases of both the real and personal property comprising such Hotel. Management of the Company has obtained appraisals of the personal property at each Hotel that the Partnership acquired in exchange for cash indicating that the appraised value of the personal property at such hotel is less than 15% of the purchase price of such Hotel. If the Adjusted Basis Ratio with respect to any Hotel exceeds 15% and the income attributable to excess personal property would prevent the Company from qualifying as a REIT or would subject it to any federal income taxation, a portion of the personal property at that Hotel will be acquired or leased (other than from the Company, the Partnership, or a Subsidiary Partnership) by the Lessee and the lease payments under the Percentage Lease will be adjusted appropriately. Further, the Company anticipates that any additional personal property that the Partnership or a Subsidiary Partnership acquires will not cause the Company to lose its REIT status or subject it to any federal income taxation. There can be no assurance, however, that the Service would not assert that the personal property acquired by the Partnership, the Company, or a Subsidiary Partnership had a value in excess of the appraised value, or that a court would not uphold such assertion. If such a challenge were successfully asserted, the Company could fail the Adjusted Basis Ratio as to one or more of the Hotels, which in turn potentially could cause the Company to fail to satisfy the 75% or 95% gross income test and thus lose its REIT status.

     Another requirement for qualification of the Rents as "rents from real property" is that the Percentage Rent must not be based in whole or in part on the income or profits of any person. The Percentage Rent, however, will qualify as "rents from real property" if it is based on percentages of receipts or sales and the percentages (i) are fixed at the time the Percentage Leases are entered into, (ii) are not renegotiated during the term of the Percentage Leases in a manner that has the effect of basing Percentage Rent on income or profits, and (iii) conform with normal business practice. More generally, the Percentage Rent will not qualify as "rents from real property" if, considering the Percentage Leases and all the surrounding circumstances, the arrangement does not conform with normal business practice, but is in reality used as a means of basing the Percentage Rent on income or profits. Since the Percentage Rent is based on fixed percentages of the gross revenues from the Hotels that are established in the Percentage Leases, and the Company has represented that the percentages (i) will not be renegotiated during the terms of the Percentage Leases in a manner that has the effect of basing the Percentage Rent on income or profits and (ii) conform with normal business practice, the Percentage Rent should not be considered based in whole or in part on the income or profits of any person. Furthermore, the Company has represented that, with respect to other hotel properties that it acquires in the future, it will not charge rent for any property that is based in whole or in part on the income or profits of any person (except by reason of being based on a fixed percentage of gross revenues, as described above).

     A third requirement for qualification of the Rents as "rents from real property" is that the Company must not own, directly or constructively, 10% or more of the Lessee. The constructive ownership rules generally provide that if 10% or more in value of the shares of the Company are owned, directly or indirectly, by or for any person, the Company is considered as owning the shares owned, directly or indirectly, by or for such person. The Company does not own directly any stock of the Lessee. The limited partners of the Partnership, including Mr. Fisher, who is the majority shareholder in the Lessee, may acquire Common Shares by exercising their Redemption Rights. The Partnership Agreement, however, provides that a redeeming limited partner will receive cash, rather than Common Shares, at the election of the Company or if the acquisition of Common Shares by such partner would cause the Company to own, actually or constructively, 10% or more of the ownership interest in a tenant of the Company's or the Partnership's real property, within the meaning of Section 856(d)(2)(B) of the Code. The Declaration of Trust likewise prohibits a shareholder of the Company from owning Common Shares that would cause the Company to own, actually or constructively, 10% or more of the ownership interests in a tenant of the Company's, the Partnership's or the Subsidiary Partnership's real property, within the meaning of Section 856(d)(2)(B) of the Code. Thus, the Company should never own, actually or constructively, 10% or more of the Lessee. Furthermore, the Company has represented that, with respect to other hotels that it acquires in the future, it will not rent any property to a Related Party Tenant. However, because the Code's constructive ownership rules for purposes of the Related Party Tenant rules are broad and it is not possible to monitor continually direct and indirect transferors of Common Shares, no absolute assurance can be given that such transfers or other events of which the Company has no knowledge will not cause the Company to own constructively 10% or more of the Lessee at some future date.

     A fourth requirement for qualification of the Rents as "rents from real property" is that the Company cannot furnish or render noncustomary services to the tenants of the Hotels, or manage or operate the Hotels, other than through an independent contractor who is adequately compensated and from whom the Company itself does not derive or receive any income. Provided that the Percentage Leases are respected as true leases, the Company should satisfy that requirement because the Company, the Partnership, and the Subsidiary Partnerships are not performing any services other than customary ones for the Lessee. Furthermore, the Company has represented that, with respect to other hotel properties that it acquires in the future, it will not perform noncustomary services with respect to the tenant of the property. As described above, however, if the Percentage Leases are recharacterized as service contracts or partnership agreements, the Rents likely would be disqualified as "rents from real property" because the Company would be considered to furnish or render services to the occupants of the Hotels and to manage or operate the Hotels other than through an independent contractor who is adequately compensated and from whom the Company derives or receives no income.

     If a portion of the Rents from a particular Hotel does not qualify as "rents from real property" because the amount attributable to personal property exceeds 15% of the total Rents for a taxable year, the portion of the Rents that is attributable to personal property will not be qualifying income for purposes of either the 75% or 95% gross income tests. Thus, if such Rents attributable to personal property, plus any other nonqualifying income, during a taxable year exceed 5% of the Company's gross income during the year, the Company would lose its REIT status. If, however, the Rents do not qualify as "rents from real property" because either (i) the Percentage Rent is considered based on income or profits of the Lessee, (ii) the Company owns, actually or constructively, 10% or more of the Lessee, or (iii) the Company furnishes noncustomary services to the tenants of the Hotels, or manages or operates the Hotels, other than through a qualifying independent contractor, none of the Rents would qualify as "rents from real property." In that case, the Company likely would lose its REIT status because it would be unable to satisfy either the 75% or 95% gross income tests.

     In addition to the Rents, the Lessee is required to pay to the Company or the Partnership, as applicable, the Additional Charges. To the extent that the Additional Charges represent either (i) reimbursements of amounts that the Lessee is obligated to pay to third parties or (ii) penalties for nonpayment or late payment of such amounts, the Additional Charges should qualify as "rents from real property." To the extent however, that the Additional Charges represent interest that is accrued on the late payment of the Rents or the Additional Charges, the Additional Charges should not qualify as "rents from real property," but instead should be treated as interest that qualifies for the 95% gross income test.

     The term "interest" generally does not include any amount received or accrued (directly or indirectly) if the determination of such amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "interest" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Furthermore, to the extent that interest from a loan that is based on the residual cash proceeds from sale of the property securing the loan constitutes a "shared appreciation provision" (as defined in the Code), income attributable to such participation feature will be treated as gain from the sale of the secured property.

     Any gross income derived from a prohibited transaction is taken into account in applying the 30% income test necessary to qualify as a REIT (and the net income from that transaction is subject to a 100% tax). The term "prohibited transaction" generally includes a sale or other disposition of property (other than foreclosure property) that is held primarily for sale to customers in the ordinary course of a trade or business. All inventory required in the operation of the Hotels will be purchased by the Lessee or its designee as required by the terms of the Percentage Leases. Accordingly, the Company believes that no asset owned by the Company, the Partnership, or a Subsidiary Partnership is held for sale to customers and that a sale of any such asset will not be in the ordinary course of business of the Company, the Partnership, or a Subsidiary Partnership. Whether property is held "primarily for sale to customers in the ordinary course of a trade or business" depends, however, on the facts and circumstances in effect from time to time, including those related to a particular property. Nevertheless, the Company will attempt to comply with the terms of safe-harbor provisions in the Code prescribing when asset sales will not be characterized as prohibited transactions. Complete assurance cannot be given, however, that the Company can comply with the safe-harbor provisions of the Code or avoid owning property that may be characterized as property held "primarily for sale to customers in the ordinary course of a trade or business."

     The Company will be subject to tax at the maximum corporate rate on any income from foreclosure property (other than income that would be qualified income under the 75% gross income test), less expenses directly connected with the production of such income. However, gross income from such foreclosure property will qualify under the 75% and 95% gross income tests. "Foreclosure property" is defined as any real property (including interests in real property) and any personal property incident to such real property (i) that is acquired by a REIT as the result of such REIT having bid in such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default (or default was imminent) on a lease of such property or on an indebtedness that such property secured and (ii) for which such REIT makes a proper election to treat such property as foreclosure property. However, a REIT will not be considered to have foreclosed on a property where such REIT takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor. Under the Code, property generally ceases to be foreclosure property with respect to a REIT on the date that is two years after the date such REIT acquired such property (or longer if an extension is granted by the Secretary of the Treasury). The foregoing grace period is terminated and foreclosure property ceases to be foreclosure property on the first day (i) on which a lease is entered into with respect to such property that, by its terms, will give rise to income that does not qualify under the 75% gross income test or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify under the 75% gross income test, (ii) on which any construction takes place on such property (other than completion of a building, or any other improvement, where more than 10% of the construction of such building or other improvement was completed before default became imminent), or (iii) which is more than 90 days after the day on which such property was acquired by the REIT and the property is used in a trade or business that is conducted by the REIT (other than through an independent contractor from whom the REIT itself does not derive or receive any income). As a result of the rules with respect to foreclosure property, if the Lessee defaults on its obligations under a Percentage Lease for a Hotel, the Company terminates the Lessee's leasehold interest, and the Company is unable to find a replacement Lessee for such Hotel within 90 days of such foreclosure, gross income from hotel operations conducted by the Company from such Hotel would cease to qualify for the 75% and 95% gross income tests. In such event, the Company likely would be unable to satisfy the 75% and 95% gross income tests and, thus, would fail to qualify as a REIT.

     It is possible that, from time to time, the Company, the Partnership, or a Subsidiary Partnership will enter into hedging transactions with respect to one or more of its assets or liabilities. Any such hedging transactions could take a variety of forms, including interest rate swap contracts, interest rate cap or floor contracts, futures or forward contracts, and options. To the extent that the Company, the Partnership, or a Subsidiary Partnership enters into an interest rate swap or cap contract to hedge any variable rate indebtedness incurred to acquire or carry real estate assets, any periodic income or gain from the disposition of such contract should be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. Furthermore, any such contract would be considered a "security" for purposes of applying the 30% gross income test. To the extent that the Company, the Partnership, or a Subsidiary Partnership hedges with other types of financial instruments or in other situations, it may not be entirely clear how the income from those transactions will be treated for purposes of the various income tests that apply to REITs under the Code. The Company intends to structure any hedging transactions in a manner that does not jeopardize its status as a REIT.

     If the Company fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. Those relief provisions generally will be available if the (i) Company's failure to meet such tests is due to reasonable cause and not due to willful neglect, (ii) the Company attaches a schedule of the sources of its income to its return, and
(iii) any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances the Company would be entitled to the benefit of those relief provisions. As discussed above in "Federal Income Tax Considerations -- Taxation of the Company," even if those relief provisions apply, a tax would be imposed with respect to the net income attributable to the excess of 75% or 95% of the Company's gross income over its qualifying income in the relevant category, whichever is greater. No such relief is available for violations of the 30% income test.

     Asset Tests

     The Company, at the close of each quarter of its taxable year, also must satisfy two tests relating to the nature of its assets. First, at least 75% of the value of the Company's total assets must be represented by cash or cash items (including certain receivables), government securities, "real estate assets," or, in cases where the Company raises new capital through stock or long-term (at least five-year) debt offerings, temporary investments in stock or debt instruments during the one-year period following the Company's receipt of such capital. The term "real estate assets" includes interests in real property, interests in mortgages on real property to the extent the mortgage balance does not exceed the value of the associated real property, and shares of other REITs. For purposes of the 75% asset requirement, the term "interest in real property" includes an interest in land and improvements thereon, such as buildings or other inherently permanent structures (including items that are structural components of such buildings or structures), a leasehold in real property, and an option to acquire real property (or a leasehold in real property). Second, of the investments not included in the 75% asset class, the value of any one issuer's securities owned by the Company may not exceed 5% of the value of the Company's total assets and the Company may not own more than 10% of any one issuer's outstanding voting securities (except for its ownership interest in the Partnership, the Subsidiary Partnerships, and any qualified REIT subsidiary.

     If the Company should fail to satisfy the asset tests at the end of a calendar quarter, such a failure would not cause it to lose its REIT status if
(i) it satisfied all of the asset tests at the close of the preceding calendar quarter and (ii) the discrepancy between the value of the Company's assets and the asset test requirements arose from changes in the market values of its assets and was not wholly or partly caused by an acquisition of one or more nonqualifying assets. If the condition described in clause (ii) of the preceding sentence were not satisfied, the Company still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the quarter in which it arose.

     Distribution Requirements

     The Company, in order to qualify as a REIT, is required to distribute dividends (other than capital gain dividends) to its shareholders in an amount at least equal to (i) the sum of (A) 95% of its "REIT taxable income" (computed without regard to the dividends paid deduction and its net capital gain) and
(B) 95% of the net income (after tax), if any, from foreclosure property, minus
(ii) the sum of certain items of noncash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before the Company timely files its tax return for such year and if paid on or before the first regular dividend payment date after such declaration. To the extent that the Company does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its "REIT taxable income," as adjusted, it will be subject to tax thereon at regular ordinary and capital gains corporate tax rates. Furthermore, if the Company should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain income for such year, and (iii) any undistributed taxable income from prior periods, the Company would be subject to a 4% nondeductible excise tax on the excess of such required distribution over the amounts actually distributed.
The Company has made, and intends to continue to make, timely distributions sufficient to satisfy all annual distribution requirements.

     It is possible that, from time to time, the Company may experience timing differences between (i) the actual receipt of income and actual payment of deductible expenses and (ii) the inclusion of that income and deduction of such expenses in arriving at its REIT taxable income. For example, under one of the Percentage Leases, the Percentage Rent is not due until 30 days after the end of the calendar quarter. In that case, the Partnership still would be required to recognize as income the Percentage Rent in the calendar quarter to which it relates. Further, it is possible that, from time to time, the Company may be allocated a share of net capital gain attributable to the sale of depreciated property that exceeds its allocable share of cash attributable to that sale. Therefore, the Company may have less cash available for distribution than is necessary to meet its annual 95% distribution requirement or to avoid corporate income tax or the excise tax imposed on certain undistributed income. In such a situation, the Company may find it necessary to arrange for short-term (or possibly long-term) borrowings or to raise funds through the issuance of additional common or preferred shares of beneficial interest.

     Under certain circumstances, the Company may be able to rectify a failure to meet the distribution requirements for a year by paying "deficiency dividends" to its shareholders in a later year, which may be included in the Company's deduction for dividends paid for the earlier year. Although the Company may be able to avoid being taxed on amounts distributed as deficiency dividends, it will be required to pay to the Service interest based upon the amount of any deduction taken for deficiency dividends.

     Recordkeeping Requirements

     Pursuant to applicable Treasury Regulations, in order to be able to elect to be taxed as a REIT, the Company must maintain certain records and request on an annual basis certain information from its shareholders designed to disclose the actual ownership of its outstanding stock. The Company intends to comply with such requirements.

     Partnership Anti-Abuse Rule

     The U.S. Department of the Treasury has issued a final regulation (the "Anti-Abuse Rule") under the partnership provisions of the Code (the "Partnership Provisions") that authorizes the Service, in certain abusive transactions involving partnerships, to disregard the form of the transaction and recast it for federal tax purposes as the Service deems appropriate. The Anti-Abuse Rule applies where a partnership is formed or utilized in connection with a transaction (or series of related transactions) a principal purpose of which is to reduce substantially the present value of the partners' aggregate federal tax liability in a manner inconsistent with the intent of the Partnership Provisions. The Anti-Abuse Rule states that the Partnership Provisions are intended to permit taxpayers to conduct joint business (including investment) activities through a flexible economic arrangement that accurately reflects the partners' economic agreement and clearly reflects the partners' income without incurring an entity-level tax. The purposes for structuring a transaction involving a partnership are determined based on all of the facts and circumstances, including a comparison of the purported business purpose for a transaction and the claimed tax benefits resulting from the transaction. A reduction in the present value of the partners' aggregate federal tax liability through the use of a partnership does not, by itself, establish inconsistency with the intent of the Partnership Provisions.

     The Anti-Abuse Rule contains an example in which a corporation that elects to be treated as a REIT contributes substantially all of the proceeds from a public offering to a partnership in exchange for a general partnership interest. The limited partners of the partnership contribute real property assets to the partnership, subject to liabilities that exceed their respective aggregate bases in such property. In addition, some of the limited partners have the right, beginning two years after the formation of the partnership, to require the redemption of their limited partnership interests in exchange for cash or REIT stock (at the REIT's option) equal to the fair market value of their respective interests in the partnership at the time of the redemption. The example concludes that the use of the partnership is not inconsistent with the intent of the Partnership Provisions and, thus, cannot be recast by the Service. However, the Redemption Rights do not conform in all respects to the redemption rights contained in the foregoing example. Moreover, the Anti-Abuse Rule is extraordinarily broad in scope and is applied based on an analysis of all of the facts and circumstances. As a result, there can be no assurance that the Service will not attempt to apply the Anti-Abuse Rule to the Company. If the conditions of the Anti-Abuse Rule are met, the Service is authorized to take appropriate enforcement action, including disregarding the Partnership for federal tax purposes or treating one or more of its partners as nonpartners. Any such action potentially could jeopardize the Company's status as a REIT.

FAILURE TO QUALIFY

     If the Company fails to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, the Company will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to the shareholders in any year in which the Company fails to qualify will not be deductible by the Company nor will they be required to be made. In such event, to the extent of current and accumulated earnings and profits, all distributions to shareholders will be taxable as ordinary income and, subject to certain limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, the Company also will be disqualified from taxation as a REIT for the four taxable years following the year during which the Company ceased to qualify as a REIT. It is not possible to state whether in all circumstances the Company would be entitled to such statutory relief.

TAXATION OF TAXABLE U.S. SHAREHOLDERS

     As long as the Company qualifies as a REIT, distributions made to the Company's taxable U.S. shareholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by such U.S. shareholders as ordinary income and will not be eligible for the dividends received deduction generally available to corporations. As used herein, the term "U.S. shareholder" means a holder of Common Shares that for U.S. federal income tax purposes is (i) a citizen or resident of the United States, (ii) a corporation, partnership, or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, (iii) an estate whose income from sources without the United States is includible in gross income for U.S. federal income tax purposes regardless of its connection with the conduct of a trade or business within the United States, or (iv) any trust with respect to which (A) a U.S. court is able to exercise primary supervision over the administration of such trust and (B) one or more U.S. fiduciaries have the authority to control all substantial decisions of the trust. Distributions that are designated as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed the Company's actual net capital gain for the taxable year) without regard to the period for which the shareholder has held his Common Shares. However, corporate shareholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. Distributions in excess of current and accumulated earnings and profits will not be taxable to a shareholder to the extent that they do not exceed the adjusted basis of the shareholder's Common Shares, but rather will reduce the adjusted basis of such shares. To the extent that such distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a shareholder's Common Shares, such distributions will be included in income as long-term capital gain (or short-term capital gain if the Common Shares have been held for one year or less) assuming the

Common Shares are capital assets in the hands of the shareholder. In addition, any distribution declared by the Company in October, November, or December of any year and payable to a shareholder of record on a specified date in any such month shall be treated as both paid by the Company and received by the shareholder on December 31 of such year, provided that the distribution is actually paid by the Company during January of the following calendar year.

     Shareholders may not include in their individual income tax returns any net operating losses or capital losses of the Company. Instead, such losses would be carried over by the Company for potential offset against its future income (subject to certain limitations). Taxable distributions from the Company and gain from the disposition of the Common Shares will not be treated as passive activity income and, therefore, shareholders generally will not be able to apply any "passive activity losses" (such as losses from certain types of limited partnerships in which the shareholder is a limited partner) against such income. In addition, taxable distributions from the Company and gain from the disposition of Common Shares generally will be treated as investment income for purposes of the investment interest limitations. The Company will notify shareholders after the close of the Company's taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital, and capital gain.

TAXATION OF SHAREHOLDERS ON THE DISPOSITION OF THE COMMON SHARES

     In general, any gain or loss realized upon a taxable disposition of the Common Shares by a shareholder who is not a dealer in securities will be treated as long-term capital gain or loss if the Common Shares have been held for more than one year and otherwise as short-term capital gain or loss. However, any loss upon a sale or exchange of Common Shares by a shareholder who has held such stock for six months or less (after applying certain holding period rules), will be treated as a long-term capital loss to the extent of distributions from the Company required to be treated by such shareholder as long-term capital gain. All or a portion of any loss realized upon a taxable disposition of the Common Shares may be disallowed if other Common Shares are purchased within 30 days before or after the disposition.

CAPITAL GAINS AND LOSSES

     A capital asset generally must be held for more than one year in order for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The highest marginal individual income tax rate is 39.6%, and the tax rate on net capital gains applicable to individuals is 28%. Thus, the tax rate differential between capital gain and ordinary income for individuals may be significant. In addition, the characterization of income as capital or ordinary may affect the deductibility of capital losses. Capital losses not offset by capital gains may be deducted against an individual's ordinary income only up to a maximum annual amount of $3,000. Unused capital losses may be carried forward. All net capital gain of a corporate taxpayer is subject to tax at ordinary corporate rates. A corporate taxpayer can deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.

INFORMATION REPORTING REQUIREMENTS AND BACKUP WITHHOLDING

     The Company will report to its U.S. shareholders and to the Service the amount of distributions paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, a shareholder may be subject to backup withholding at the rate of 31% with respect to distributions paid unless such holder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (ii) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules. A shareholder who does not provide the Company with his correct taxpayer identification number also may be subject to penalties imposed by the Service. Any amount paid as backup withholding will be creditable against the shareholder's income tax liability. In addition, the Company may be required to withhold a portion of capital gain distributions to any shareholders who fail to certify their nonforeign status to the Company. The Service issued proposed regulations in April 1996 regarding the backup withholding rules as applied to Non-U.S. Shareholders. The proposed regulations would alter the technical requirements relating to backup withholding compliance and are proposed to be effective for distributions made after December 31, 1997. See "Federal Income Tax Considerations -- Taxation of Non-U.S. Shareholders."

TAXATION OF TAX-EXEMPT SHAREHOLDERS

     Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts ("Exempt Organizations"), generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income ("UBTI"). While many investments in real estate generate UBTI, the Service has issued a published ruling that dividend distributions by a REIT to an exempt employee pension trust do not constitute UBTI, provided that the shares of the REIT are not otherwise used in an unrelated trade or business of the exempt employee pension trust. Based on that ruling, amounts distributed by the Company to Exempt Organizations generally should not constitute UBTI. However, if an Exempt Organization finances its acquisition of the Common Shares with debt, a portion of its income from the Company will constitute UBTI pursuant to the "debt-financed property" rules. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans that are exempt from taxation under paragraphs (7),
(9), (17), and (20), respectively, of Code section 501(c) are subject to different UBTI rules, which generally will require them to characterize distributions from the Company as UBTI. In addition, in certain circumstances, a pension trust that owns more than 10% of the Company's shares is required to treat a percentage of the dividends from the Company as UBTI (the "UBTI Percentage"). The UBTI Percentage is the gross income derived by the Company from an unrelated trade or business (determined as if the Company were a pension trust) divided by the gross income of the Company for the year in which the dividends are paid. The UBTI rule applies to a pension trust holding more than 10% of the Company's shares only if (i) the UBTI Percentage is at least 5%, (ii) the Company qualifies as a REIT by reason of the modification of the 5/50 Rule that allows the beneficiaries of the pension trust to be treated as holding shares of the Company in proportion to their actuarial interests in the pension trust, and (iii) either (A) one pension trust owns more than 25% of the value of the Company's shares or (B) a group of pension trusts individually holding more than 10% of the value of the Company's shares collectively owns more than 50% of the value of the Company's shares.

TAXATION OF NON-U.S. SHAREHOLDERS

     The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships, and other foreign shareholders (collectively, "Non-U.S. Shareholders") are complex and no attempt will be made herein to provide more than a summary of such rules. PROSPECTIVE NON-U.S. SHAREHOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS TO DETERMINE THE IMPACT OF FEDERAL, STATE, AND LOCAL INCOME TAX LAWS WITH REGARD TO AN INVESTMENT IN THE COMMON SHARES, INCLUDING ANY REPORTING REQUIREMENTS.

     Distributions to Non-U.S. Shareholders that are not attributable to gain from sales or exchanges by the Company of U.S. real property interests and are not designated by the Company as capital gains dividends will be treated as dividends of ordinary income to the extent that they are made out of current or accumulated earnings and profits of the Company. Such distributions ordinarily will be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces or eliminates that tax. However, if income from the investment in the Common Shares is treated as effectively connected with the Non-U.S. Shareholder's conduct of a U.S. trade or business, the Non-U.S. Shareholder generally will be subject to federal income tax at graduated rates, in the same manner as U.S. shareholders are taxed with respect to such distributions (and also may be subject to the 30% branch profits tax in the case of a Non-U.S. Shareholder that is a foreign corporation). The Company expects to withhold U.S. income tax at the rate of 30% on the gross amount of any such distributions made to a Non-U.S. Shareholder unless (i) a lower treaty rate applies and any required form evidencing eligibility for that reduced rate is filed with the Company or (ii) the Non-U.S. Shareholder files an IRS Form 4224 with the Company claiming that the distribution is effectively connected income. The Service issued proposed regulations in April 1996 that would modify the manner in which the Company complies with the withholding requirements.

     Distributions in excess of current and accumulated earnings and profits of the Company will not be taxable to a shareholder to the extent that such distributions do not exceed the adjusted basis of the shareholder's Common

Shares, but rather will reduce the adjusted basis of such stock. To the extent that such distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a Non-U.S. Shareholder's Common Shares, such distributions will give rise to tax liability if the Non-U.S. Shareholder would otherwise be subject to tax on any gain from the sale or disposition of his Common Shares, as described below. Because it generally cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the entire amount of any distribution normally will be subject to withholding at the same rate as a dividend. However, a Non-U.S. Shareholder can file a claim for refund with the Service for the overwithheld amount to the extent it is determined subsequently that a distribution was, in fact, in excess of the current and accumulated earnings and profits of the Company.

     In August 1996, the U.S. Congress passed the Small Business Job Protection Act of 1996, which requires the Company to withhold 10% of any distribution in excess of the Company's current and accumulated earnings and profits. That statute is effective for distributions made after August 20, 1996. Consequently, although the Company intends to withhold at a rate of 30% on the entire amount of any distribution, to the extent that the Company does not do so, any portion of a distribution not subject to withholding at a rate of 30% will be subject to withholding at a rate of 10%.

     For any year in which the Company qualifies as a REIT, distributions that are attributable to gain from sales or exchanges by the Company of U.S. real property interests will be taxed to a Non-U.S. Shareholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). Under FIRPTA, distributions attributable to gain from sales of U.S. real property interests are taxed to a Non-U.S. Shareholder as if such gain were effectively connected with a U.S. business. Non-U.S. Shareholders thus would be taxed at the normal capital gain rates applicable to U.S. shareholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Distributions subject to FIRPTA also may be subject to a 30% branch profits tax in the hands of a foreign corporate shareholder not entitled to treaty relief or exemption. The Company is required to withhold 35% of any distribution that is designated by the Company as a capital gains dividend. The amount withheld is creditable against the Non-U.S. Shareholder's FIRPTA tax liability.

     Gain recognized by a Non-U.S. Shareholder upon a sale of his Common Shares generally will not be taxed under FIRPTA if the Company is a "domestically controlled REIT," defined generally as a REIT in which at all times during a specified testing period less than 50% in value of the stock was held directly or indirectly by foreign persons. However, because the Common Shares are publicly traded, no assurance can be given that the Company is or will continue to be a "domestically controlled REIT." In addition, a Non-U.S. Shareholder that owns, actually and constructively, 5% or less of the Company's shares throughout a specified "look-back period" will not recognize gain on the sale of his shares taxable under FIRPTA if the shares are trades on an established securities market. Furthermore, gain not subject to FIRPTA will be taxable to a Non-U.S. Shareholder if (i) investment in the Common Shares is effectively connected with the Non-U.S Shareholder's U.S. trade or business, in which case the Non-U.S. Shareholder will be subject to the same treatment as U.S. shareholders with respect to such gain, or (ii) the Non-U.S. Shareholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and certain other conditions apply, in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains. If the gain on the sale of the Common Shares were to be subject to taxation under FIRPTA, the Non-U.S. Shareholder will be subject to the same treatment as U.S. shareholders with respect to such gain (subject to applicable alternative minimum tax, a special alternative minimum tax in the case of nonresident alien individuals, and the possible application of the 30% branch profits tax in the case of non-U.S. corporations

OTHER TAX CONSEQUENCES

     The Company, the Partnership, the Subsidiary Partnerships, and the Company's shareholders may be subject to state or local taxation in various state or local jurisdictions, including those in which it or they own property, transact business, or reside. The state and local tax treatment of the Company and its shareholders may not conform to the federal income tax consequences discussed above. CONSEQUENTLY, PROSPECTIVE

SHAREHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE EFFECT OF STATE AND LOCAL TAX LAWS ON AN INVESTMENT IN THE COMPANY.

TAX ASPECTS OF THE PARTNERSHIP AND SUBSIDIARY PARTNERSHIPS

     The following discussion summarizes certain federal income tax considerations applicable to the Company's direct or indirect investment in the Partnership and the Subsidiary Partnerships (each of the Partnership and the Subsidiary Partnerships is referred to herein as a "Hotel Partnership"). The discussion does not cover state or local tax laws or any federal tax laws other than income tax laws.

     Classification as a Partnership

     The Company will be entitled to include in its income its distributive share of each Hotel Partnership's income and to deduct its distributive share of each Hotel Partnership's losses only if each Hotel Partnership is classified for federal income tax purposes as a partnership rather than as a corporation or an association taxable as a corporation. An entity will be classified as a partnership rather than as a corporation for federal income tax purposes if the entity (i) is treated as a partnership under Treasury regulations, effective January 1, 1997, relating to entity classification (the "Check-the-Box Regulations") and (ii) is not a "publicly traded" partnership.

     Pursuant to the Check-the-Box Regulations, an unincorporated entity with at least two members may elect to be classified either as an association or as a partnership. If such an entity fails to make an election, it generally will be treated as a partnership for federal income tax purposes. The federal income tax classification of an entity that was in existence prior to January 1, 1997, such as the Hotel Partnerships, will be respected for all periods prior to January 1, 1997 if (i) the entity had a reasonable basis for its claimed classification, (ii) the entity and all members of the entity recognized the federal tax consequences of any changes in the entity's classification within the 60 months prior to January 1, 1997, and (iii) neither the entity nor any member of the entity was notified in writing on by a taxing authority or before May 8, 1996 that the classification of the entity was under examination. Each Hotel Partnership had a reasonable basis for its claimed classification under the Treasury Regulations in effect prior to January 1, 1997 and intends to continue to be classified as a partnership for federal income tax purposes. In addition, the Company has represented that no Hotel Partnership will elect to be classified as an association taxable as a corporation under the Check-the-Box Regulations.

     A "publicly traded" partnership is a partnership whose interests are traded on an established securities market or are readily tradable on a secondary market (or the substantial equivalent thereof). A publicly traded partnership will be treated as a corporation for federal income tax purposes unless at least 90% of such partnership's gross income for a taxable year consists of "qualifying income" under section 7704(d) of the Code, which generally includes any income that is qualifying income for purposes of the 95% gross income test applicable to REITs (the "90% Passive-Type Income Exception"). See "Federal Income Tax Considerations-Requirements for Qualification -- Income Tests." The U.S. Treasury Department has issued regulations effective for taxable years beginning after December 31, 1995 (the "PTP Regulations") that provide limited safe harbors from the definition of a publicly traded partnership. Pursuant to one of those safe harbors (the "Private Placement Exclusion"), interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof if (i) all interests in the partnership were issued in a transaction (or transactions) that was not required to be registered under the Securities Act of 1933, as amended, and (ii) the partnership does not have more than 100 partners at any time during the partnership's taxable year. In determining the number of partners in a partnership, a person owning an interest in a flow-through entity (i.e., a partnership, grantor trust, or S corporation) that owns an interest in the partnership is treated as a partner in such partnership only if (a) substantially all of the value of the owner's interest in the flow-through entity is attributable to the flow-through entity's interest (direct or indirect) in the partnership and (b) a principal purpose of the use of the flow-through entity is to permit the partnership to satisfy the 100-partner limitation. Each Hotel Partnership qualifies for the Private Placement Exclusion. If a Hotel Partnership is considered a publicly traded partnership under the PTP Regulations because it is deemed to have more than 100 partners, such Hotel Partnership should not be treated as a corporation because it should be eligible for the 90% Passive-Type Income Exception.

     If for any reason a Hotel Partnership were taxable as a corporation, rather than as a partnership, for federal income tax purposes, the Company would not be able to qualify as a REIT. See "Federal Income Tax Considerations -- Requirements for Qualification -- Income Tests" and "-- Requirements for Qualification -- Asset Tests." In addition, any change in a Hotel Partnership's status for tax purposes might be treated as a taxable event, in which case the Company might incur a tax liability without any related cash distribution. See "Federal Income Tax Considerations -- Requirements for Qualification -- Distribution Requirements." Further, items of income and deduction of such Hotel Partnership would not pass through to its partners, and its partners would be treated as shareholders for tax purposes. Consequently, such Hotel Partnership would be required to pay income tax at corporate tax rates on its net income, and distributions to its partners would constitute dividends that would not be deductible in computing such Hotel Partnership's taxable income.

     Income Taxation of Each Hotel Partnership and its Partners

     Partners, Not the Hotel Partnerships, Subject to Tax. A partnership is not a taxable entity for federal income tax purposes. Rather, the Company will be required to take into account its allocable share of each Hotel Partnership's income, gains, losses, deductions, and credits for any taxable year of such Hotel Partnership ending within or with the taxable year of the Company, without regard to whether the Company has received or will receive any distribution from such Hotel Partnership.

     Hotel Partnership Allocations. Although a partnership agreement generally will determine the allocation of income and losses among partners, such allocations will be disregarded for tax purposes under section 704(b) of the Code if they do not comply with the provisions of section 704(b) of the Code and the Treasury Regulations promulgated thereunder. If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners' interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. Each Hotel Partnership's allocations of taxable income and loss are intended to comply with the requirements of section 704(b) of the Code and the Treasury Regulations promulgated thereunder.

     Tax Allocations With Respect to Contributed Properties.  Pursuant to
section 704(c) of the Code, income, gain, loss, and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for federal income tax purposes in a manner such that the contributor is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution. The Treasury Department has issued regulations requiring partnerships to use a "reasonable method" for allocating items affected by section 704(c) of the Code and outlining several reasonable allocation methods. The Partnership generally has elected to use the traditional method for allocating Code section 704(c) items with respect to Hotels that it acquires in exchange for Units.

     Under the partnership agreement for each Hotel Partnership, depreciation or amortization deductions of the Hotel Partnership generally will be allocated among the partners in accordance with their respective interests in the Hotel Partnership, except to the extent that the Hotel Partnership is required under Code section 704(c) to use a method for allocating tax depreciation deductions attributable to the Hotels or other contributed properties that results in the Company receiving a disproportionately large share of such deductions. In addition, gain on sale of a Hotel will be specially allocated to the Limited Partners to the extent of any "built-in" gain with respect to such Hotel for federal income tax purposes. Because the Partnership generally has elected to use the traditional method for allocating Code section 704(c) items with respect to the Hotels that it acquires in exchange for Units, the Company (i) may be allocated lower amounts of depreciation deductions for tax purposes with respect to such Hotels than would be allocated to the Company if such Hotels were to have a tax basis equal to their fair market value at the time of contribution and (ii) may be allocated taxable gain in the event of a sale of such Hotels in excess of the economic profit allocated to the Company as a result of such sale. These allocations possibly could cause the Company to recognize taxable income in excess of cash proceeds, which might adversely affect the Company's ability to comply with the REIT distribution requirements, although the Company does not anticipate that this event will occur. The application of section 704(c) to the Hotel Partnerships is not entirely clear, however, and may be affected by Treasury Regulations promulgated in the future.

     Basis in Hotel Partnership Interest. The Company's adjusted tax basis in its partnership interest in a Hotel Partnership generally is equal to (i) the amount of cash and the basis of any other property contributed to the Hotel Partnership by the Company, (ii) increased by (A) its allocable share of the Hotel Partnership's income and (B) its allocable share of indebtedness of the Hotel Partnership, and (iii) reduced, but not below zero, by (A) the Company's allocable share of the Hotel Partnership's loss and (B) the amount of cash distributed to the Company, including constructive cash distributions resulting from a reduction in the Company's share of indebtedness of the Hotel Partnership.

     If the allocation of the Company's distributive share of the Hotel Partnership's loss would reduce the adjusted tax basis of the Company's partnership interest in the Hotel Partnership below zero, the recognition of such loss will be deferred until such time as the recognition of such loss would not reduce the Company's adjusted tax basis below zero. To the extent that the Hotel Partnership's distributions, or any decrease in the Company's share of the indebtedness of the Hotel Partnership (such decrease being considered a constructive cash distribution to the partners), would reduce the Company's adjusted tax basis below zero, such distributions (including such constructive distributions) will constitute taxable income to the Company.
Such distributions and constructive distributions normally will be characterized as capital gain, and if the Company's partnership interest in the Hotel Partnership has been held for longer than the long-term capital gain holding period (currently one year), the distributions and constructive distributions will constitute long-term capital gain.

     Depreciation Deductions Available to the Partnership. To the extent that a Hotel Partnership has acquired Hotels for cash, the Hotel Partnership's initial basis in such Hotels for federal income tax purposes generally was equal to the purchase price paid by the Hotel Partnership. The Hotel Partnerships depreciate such depreciable Hotel property for federal income tax purposes under either the modified accelerated cost recovery system of depreciation ("MACRS") or the alternative depreciation system of depreciation ("ADS"). The Hotel Partnerships use MACRS for furnishings and equipment.
Under MACRS, the Hotel Partnerships generally depreciate such furnishings and equipment over a seven-year recovery period using a 200% declining balance method and a half-year convention. If, however, a Hotel Partnership places more than 40% of its furnishings and equipment in service during the last three months of a taxable year, a mid-quarter depreciation convention must be used for the furnishings and equipment placed in service during that year. The Hotel Partnerships use ADS for buildings and improvements. Under ADS, the Hotel Partnerships generally depreciate such buildings and improvements over a 40-year recovery period using a straight line method and a mid-month convention. However, to the extent that a Hotel Partnership has acquired Hotels in exchange for Units, the Hotel Partnership's initial basis in each Hotel for federal income tax purposes should be the same as the transferor's basis in that Hotel on the date of acquisition. Although the law is not entirely clear, the Hotel Partnerships generally depreciate such depreciable property for federal income tax purposes over the same remaining useful lives and under the same methods used by the transferors. A Hotel Partnership's tax depreciation deductions are allocated among the partners in accordance with their respective interests in the Hotel Partnership (except to the extent that the Hotel Partnership is required under Code section 704(c) to use a method for allocating depreciation deductions attributable to the Hotels or other contributed properties that results in the Company receiving a disproportionately large share of such deductions).

     Sale of the Partnership's or a Subsidiary Partnership's Property

     Generally, any gain realized by a Hotel Partnership on the sale of property held for more than one year will be long-term capital gain, except for any portion of such gain that is treated as depreciation or cost recovery recapture. Any gain recognized by a Hotel Partnership on the disposition of the Hotels will be allocated first to the Limited Partners under section 704(c) of the Code to the extent of their "built-in gain" on those Hotels for federal income tax purposes. The Limited Partners' "built-in gain" on the Hotels sold will equal the excess of the Limited Partners' proportionate share of the book value of those Hotels over the Limited Partners' tax basis allocable to those Hotels at the time of the sale. Any remaining gain recognized by a Hotel Partnership on the disposition of the Hotels will be allocated among the partners in accordance with the applicable partnership agreement.

     The Company's share of any gain realized by a Hotel Partnership on the sale of any property held by the Hotel Partnership as inventory or other property held primarily for sale to customers in the ordinary course of the Hotel Partnership's trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Such prohibited transaction income also may have an adverse effect upon the Company's ability to satisfy the income tests for REIT status. See "Federal Income Tax Considerations -- Requirements For Qualification -- Income Tests" above. The Company, however, does not presently intend to allow the Hotel Partnerships to acquire or hold any property that represents inventory or other property held primarily for sale to customers in the ordinary course of the Company's, the Partnership's or a Subsidiary Partnership's trade or business.


                             SELLING SHAREHOLDERS

     The following table provides the name of and the number of Common Shares and Redemption Units beneficially owned by the Selling Shareholders as of August 12, 1997. The Redemption Shares set forth below as being beneficially owned as of such date represent the Redemption Shares that the Selling Shareholders may acquire upon presentation of the Redemption Units to the Partnership for redemption, all in accordance with the agreement of limited partnership of the Partnership, as amended.

     The Redemption Shares offered by this Prospectus will be offered from time to time by the Selling Shareholders named below or by pledgees, donees, transferees or other successors in interest hereto.



                                  PRIOR TO OFFERING
                         -----------------------------------
                            COMMON SHARES                                                    PERCENT OF OUTSTANDING
                             AND UNITS                             AFTER OFFERING(1)              COMMON SHARES
                           BENEFICIALLY                            -----------------        -------------------------
                             OWNED AS OF       COMMON SHARES       COMMON SHARES             PRIOR TO            AFTER
NAME                       AUGUST 12, 1997     OFFERED HEREBY          OWNED                 OFFERING           OFFERING
----                       ---------------     --------------      ----------------          --------           --------
Adhotel, L.C.                 144,878            144,878               -0-                      *                  *

Cole Partners, Ltd.            89,725             89,725               -0-                      *                  *

MRIAD, Ltd.                    89,725             89,725               -0-                      *                  *

Theodore Moss                  30,814             30,814               -0-                      *                  *

Terry D. Vogt                  14,674             14,674               -0-                      *                  *
                               ------             ------             -----

Total Selling Shareholders    369,816            369,816               -0-


--------------------

        *     Less than 1%.
        (1) Assumes that all shares registered hereby will be sold by the Selling Shareholders. There is no assurance that any of the shares will be offered or sold by the Selling Shareholders.


                             PLAN OF DISTRIBUTION


     This Prospectus relates to the offer and sale from time to time of Redemption Shares by the Selling Shareholders. The Company is registering the Redemption Shares for sale to provide the holders thereof with freely tradeable securities. The registration of the Redemption Shares does not necessarily mean that any of the Redemption Shares will be offered or sold by the Selling Shareholders thereof.

     The Company will not receive any proceeds from the offering and sale of the Redemption Shares by the Selling Shareholders, although the Company will acquire Units from such Limited Partners in exchange for Redemption Shares.
The Redemption Shares may be sold from time to time to purchasers directly by
any of the Selling Shareholders.   Alternatively, the Selling Shareholders may
from time to time offer the Redemption Shares to or through broker-dealers or agents. In connection with any such sale, any such broker or agent may act as agent for the Selling Shareholders or may purchase from the Selling
Shareholders all or a portion of the Redemption Shares as principal and may be made pursuant to one or more of the methods described below. Such sales may be made on the New York Stock Exchange ("NYSE") or other exchanges on which the Common Stock is then traded, in the over-the-counter market, in negotiated transactions or otherwise at prices related to the then-current market prices or at prices otherwise negotiated. Broker-dealers or agents may receive compensation in the form of commissions from the Selling Shareholders and/or the purchasers of Redemption Shares for whom they may act as agent. The
Selling Shareholders and any dealers or agents that participate in the distribution of Redemption Shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit on the sale of Redemption Shares by them and any commissions received by any such dealers or agents may be deemed to be underwriting commissions under the Securities Act.



     The Redemption Shares may also be sold in one or more of the following transactions: (a) block transactions in which a broker-dealer may sell all or a portion of such shares as agent but may position and resell all or a portion of the block as principal to facilitate the transaction; (b) purchases by any such broker-dealer as principal and resale by such broker-dealer for its own account pursuant to a Prospectus Supplement; (c) a special offering, an exchange distribution or a secondary distribution in accordance with applicable NYSE or other stock exchange rules; (d) ordinary brokerage transactions and transactions in which any such broker-dealer solicits purchasers; (e) sales "at the market" to or through a market maker or into an existing trading market, on an exchange or otherwise, for such shares; and (f) sales in other ways not involving market makers or established trading markets, including direct sales to purchasers. In effecting sales, broker-dealers engaged by the Selling Shareholders may arrange for other broker-dealers to participate. Broker-dealers will receive commissions or other compensation from the Selling Shareholders in amounts to be negotiated immediately prior to the sale that will not exceed those customary in the types of transactions involved. Broker-dealers may also receive compensation from purchasers of the Redemption Shares which is not expected to exceed that customary in the types of transactions involved.

     At a time a particular offer of Redemption Shares is made, a Prospectus Supplement, if required, will be distributed which will set forth the names of any broker-dealers or agents and any commissions and other terms constituting compensation from the Selling Shareholders and any other required information. The Redemption Shares may be sold from time to time at varying prices determined at the time of sale or at negotiated prices.

     In order to comply with the securities laws of certain states, if applicable, the Redemption Shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the Redemption Shares may not be sold unless they have been registered or qualified for sale in such state or an exemption from such registration or qualification requirement is available and is complied with.

     All expenses incident to the offering and sale of the Redemption Shares, if any, other than commissions, discounts and fees of underwriters, broker-dealers or agents, shall be paid by the Company.


                                   EXPERTS

     The consolidated financial statements and related financial statement schedule of Innkeepers USA Trust, as of December 31, 1995 and 1996, and for the period September 30, 1994 (inception) through December 31, 1994 and the years ended December 31, 1995 and 1996; the combined financial statements of the JF Lessee as of December 31, 1995 and 1996 and for the period September 30, 1994 (inception) through December 31, 1994 and the years ended December 31, 1995 and 1996; the combined financial statements of the Fisher Initial Hotels as of December 31, 1992 and 1993 and June 30, 1994 and for the years ended December 31, 1991, 1992 and 1993 and the six months ended June 30, 1994; the financial statements of Amerimar Cherry Hill Associates Limited Partnership as of December 31, 1995 and for the year ended December 31, 1995 and the financial statements of BA Harrisburg Associates as of December 31, 1995 and for the year ended December 31, 1995; the combined financial statements of the DeBoer Hotels as of December 30, 1994 and December 29, 1995 and for each of the three fiscal years in the period ended December 29, 1995; and the combined financial statements of the Summerfield Acquisition Hotels as of January 3, 1997 and for the fiscal year then ended; all of which have been incorporated by reference in this Prospectus have been audited by Coopers & Lybrand L.L.P., independent accountants, as set forth in their reports thereon incorporated by reference herein. Such financial statements and financial statement schedule are incorporated herein by reference in reliance upon such reports given on their authority as experts in accounting and auditing.

                                LEGAL MATTERS

     The validity of the issuance of the Common Shares offered pursuant to this Prospectus will be passed upon for the Company by Hunton & Williams.

================================================================================

     NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE COMMON SHARES IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER OR SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.



                            ---------------------

                              TABLE OF CONTENTS

                            ---------------------



                                                     Page
                                                     ----

AVAILABLE INFORMATION................................  i
INCORPORATION OF CERTAIN DOCUMENTS BY
 REFERENCE...........................................  i
PROSPECTUS SUMMARY...................................  1
RISK FACTORS.......................................... 1
SHARES AVAILABLE FOR FUTURE SALE.....................  9
DESCRIPTION OF SHARES OF BENEFICIAL INTEREST......... 10
FEDERAL INCOME TAX CONSIDERATIONS.................... 18
PLAN OF DISTRIBUTION................................. 34
EXPERTS.............................................. 34
LEGAL MATTERS........................................ 34



     ---------------------



================================================================================






                             INNKEEPERS USA TRUST



                               369,816  SHARES




                                COMMON SHARES









                            ---------------------



                                  PROSPECTUS


                                 ------------








                                            , 1997
                                 ------------


================================================================================

                                   PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS




ITEM 14.            OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The estimated expenses in connection with the offering are as follows:

Securities and Exchange Commission registration fee ..................................   $ 1,566
Accounting fees and expenses .........................................................    10,000
Blue Sky fees and expenses ...........................................................     1,000
Legal fees and expenses ..............................................................    10,000
Printing .............................................................................     5,000
Miscellaneous ........................................................................     5,000
                                                                                         =======

                    TOTAL ............................................................   $32,566


ITEM 15.            INDEMNIFICATION OF OFFICERS AND DIRECTORS.


     The Maryland REIT Law permits a Maryland real estate investment trust to include in its Declaration of Trust a provision limiting the liability of its trustees and officers to the trust and its shareholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The Declaration of Trust of the Company contains such a provision which eliminates such liability to the maximum extent permitted by the Maryland REIT Law.

     The Declaration of Trust of the Company authorizes it, to the maximum extent permitted by Maryland law, to obligate itself to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former Trustee or officer or (b) any individual who, while a Trustee of the Company and at the request of the Company, serves or has served another real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a trustee, director, officer or partner of such real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The Bylaws of the Company obligate it, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former Trustee or officer who is made a party to the proceeding by reason of his service in that capacity or (b) any individual who, while a Trustee of the Company and at the request of the Company, serves or has served another real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a trustee, director, officer or partner of such real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his service in that capacity. The Declaration of Trust and Bylaws also permit the Company to indemnify and advance expenses to any person who served a predecessor of the Company in any of the capacities described above and to any employee or agent of the Company or a predecessor of the Company. The Bylaws require the Company to indemnify a Trustee or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity.

     Maryland REIT Law permits a Maryland real estate investment trust to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as is permitted by the MGCL for directors and officers of Maryland corporations. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation. In accordance with the MGCL, the Bylaws of the Company require it, as a condition to advancing expenses, to obtain (a) a written affirmation by the Trustee or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the Company as authorized by the Bylaws and (b) a written statement by or on his behalf to repay the amount paid or reimbursed by the Company if it shall ultimately be determined that the standard of conduct was not met.


ITEM 16.      EXHIBITS.
3.1     -     Amended and Restated Declaration of Trust of the Registrant (previously filed as Exhibit 3.1 to the Company's
              Registration Statement on Form S-11 (Registration No. 33-81362) and incorporated by reference herein)

3.1(a)  -     Amendment of Declaration of Trust of the Registrant (previously filed as Exhibit 3.1 to Registration Statement on Form
              S-11 (Registration No. 33-81362) and incorporated by reference herein)

3.2     -     Bylaws of the Registrant (previously filed as Exhibit 3.2 to the Company's Registration Statement on Form S-11
              (Registration No. 33-81362) and incorporated by reference herein)

4.1     -     Form of Common Share Certificate (previously filed as Exhibit 4.1 to the Company's Registration Statement on Form S-11
              (Registration No. 33-81362) and incorporated by reference herein)

5.1*    -     Opinion of Hunton & Williams

8.1*          Opinion of Hunton & Williams with respect to certain tax matters.

10.1    -     Second Amended and Restated Agreement of Limited Partnership of Innkeepers USA Limited Partnership (previously filed as Exhibit 4.2 to Registration Statement on Form S-3 (Registration No. 333-12809) and incorporated by reference herein)

23.1**  -     Consent of Coopers & Lybrand L.L.P.

23.2    -     Consent of Hunton & Williams (included in Exhibit 5.1)

24.1*   -     Power of Attorney (located on the signature page of this Registration Statement)



--------------

 * Previously filed.
** Filed herewith.


ITEM 17.       UNDERTAKINGS.

               The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that the undertakings set forth in subparagraphs
(i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement;

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above or otherwise, the registrant has been advised that the in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted against the registrant by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     The undersigned registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES



     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment no. 1 to the registration statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Palm Beach, State of Florida, on the 12th day of August, 1997.


                                  INNKEEPERS USA TRUST,
                                  a Maryland real estate investment trust
                                  (Registrant)



                                  By:     *
                                     ------------------------------------------
                                          Jeffrey H. Fisher
                                          Chairman of the Board , President and
                                          Chief Executive Officer







     Pursuant to the requirements of the Securities Act of 1933, this amendment no. 1 to the registration statement has been signed below on the 12th day of August, 1997 by the following persons in the capacities indicated.





         Signature                Title
         ---------                -----
           *
------------------------------    Chairman of the Board, President and
     Jeffrey H. Fisher            Chief Executive Officer (Principal Executive Officer)

           *                      Trustee
------------------------------
     Bruce Zenkel



        *                    Trustee
------------------------
     Miles Berger

        *                    Trustee
------------------------
     C. Gerald Goldsmith

                             Trustee
------------------------
     Rolf E. Ruhfus

        *                    Trustee
------------------------
     Jack P. DeBoer

        *                    Trustee
------------------------
     Thomas J. Crocker


        *                    Vice President and Treasurer
------------------------     (Principal Accounting and Financial Officer)
     David Bulger


By: /s/ Mark A. Murphy
    ----------------------
    Mark A. Murphy
    (attorney-in-fact for
    the persons indicated)